Filed pursuant to Rule 424(b)(7)
Registration No. 333-157454

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 26, 2012

PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 13, 2009)

52,625 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A Liquidation Preference Amount $1,000 Per Share

                  This prospectus supplement relates to the offer and sale of 52,625 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share (the "Preferred Shares"), liquidation preference amount $1,000 per share, by the United States Department of the Treasury ("Treasury"). We issued the Preferred Shares to Treasury on January 23, 2009 as part of Treasury's Troubled Asset Relief Capital Purchase Program (the "CPP") in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

                  We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury.

                  Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. The initial dividend rate is 5% per annum through February 14, 2014, and will increase to 9% per annum on and after February 15, 2014 if not otherwise redeemed earlier for cash by us. We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for cash, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption.

                  The Preferred Shares will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

                  The public offering price and the allocation of the Preferred Shares in this offering will be determined by an auction process. During the auction period, potential bidders will be able to place bids to purchase Preferred Shares at any price (such bid price to be in increments of $0.01). However, the minimum size for any bid will be one Preferred Share. If Treasury decides to sell any of the offered Preferred Shares, the public offering price of such Preferred Shares will equal the clearing price set in the auction plus accrued dividends thereon. The clearing price will be equal to the highest price in the auction for which the quantity of all bids at or above such price equals the number of Preferred Shares that Treasury elects to sell. In certain cases, the bids of bidders may be pro-rated. Even if bids are received for all of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares, regardless of the clearing price set in the auction process. The method for submitting bids and a more detailed description of this auction process are described in "Auction Process" beginning on page S-34 of this prospectus supplement.

                  Investing in the Preferred Shares involves risks. You should read the "Risk Factors" section beginning on page S-10 of this prospectus supplement and page 3 of the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 before making a decision to invest in the Preferred Shares.

	Per Share	Total
Public offering price(1)	$	$
Underwriting discounts and commissions to be paid by Treasury(2)	$	$
Proceeds to Treasury	$	$

(1)
Plus accrued dividends from and including February 15, 2012.

(2)
Treasury has agreed to pay all underwriting discounts and commissions and transfer taxes. We have agreed to pay all transaction fees, if any, applicable to the sale of the Preferred Shares and certain fees and disbursements of counsel for Treasury incurred in connection with this offering.

                  None of the Securities and Exchange Commission (the "SEC"), the Federal Deposit Insurance Corporation (the "FDIC"), the Board of Governors of the Federal Reserve System (the "Federal Reserve"), any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                  The Preferred Shares are not savings accounts, deposits or other obligations of any bank, thrift or other depositary institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

                  The underwriters expect to deliver the Preferred Shares in book-entry form through the facilities of The Depository Trust Company and its participants against payment on or about April     , 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Sandler O'Neill + Partners, L.P.

Co-Managers

Drexel Hamilton	SL Hare Capital	TBC Securities

The date of this prospectus supplement is March     , 2012.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

              You should read this prospectus supplement, the accompanying prospectus and the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" before you make a decision to invest in the Preferred Shares. In particular, you should review the information under the heading "Risk Factors" set forth on page S-10 of this prospectus supplement, the information set forth under the heading "Risk Factors" set forth on page 3 in the accompanying prospectus and the information under the heading "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. Neither we nor Treasury nor the underwriters are making an offer to sell the Preferred Shares in any manner in which, or in any jurisdiction where, the offer or sale thereof is not permitted. We have not authorized any person to provide you with different or additional information. If any person provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects may have changed since any such date.

              In this prospectus supplement, we frequently use the terms "we," "our" and "us" to refer to WSFS Financial Corporation (the "Company") and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus supplement contains estimates, predictions, opinions, projections and other statements that may be interpreted as "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to our financial goals, management's plans and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates, changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act") and the rules being issued in accordance with this statute and potential expenses associated therewith; changes resulting from our participation in the CPP including additional conditions that may be imposed in the future on participating companies; and the costs associated with resolving any problem loans and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

S-i

 WHERE YOU CAN FIND MORE INFORMATION

              We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC's public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov or on our website at http://investors.wsfsbank.com. However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus. Written requests for copies of the documents we file with the SEC should be directed to Investor Relations, WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801.

              This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

              The SEC allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (other than information "furnished" rather than "filed" and information that is modified or superseded by subsequently filed documents prior to the termination of this offering):

  •
  the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

  •
  the Company's Current Reports on Form 8-K filed on January 20, 2012, January 26, 2012 and March 22, 2012.

              We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus supplement or the accompanying prospectus. Requests should be directed to: Investor Relations, WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, (302) 571-7264.

S-ii

SUMMARY

              This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the Preferred Shares. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before deciding whether to invest in the Preferred Shares. You should carefully consider the sections entitled "Risk Factors" in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein to determine whether an investment in the Preferred Shares is appropriate for you.

The Company

              WSFS Financial Corporation ("the Company," "our Company," "we," "our" or "us") is a thrift holding company headquartered in Wilmington, Delaware. Substantially all of our assets are held by our subsidiary, Wilmington Savings Fund Society, FSB ("WSFS Bank" or the "Bank"). Founded in 1832, we are the seventh oldest bank and trust company in the United States continuously operating under the same name. As a federal savings bank, which was formerly chartered as a state mutual savings bank, we enjoy broader fiduciary powers than most other financial institutions. We have served the residents of the Delaware Valley for over 180 years. We are the largest bank or thrift institution headquartered in Delaware, the third largest financial institution in the state on the basis of total deposits traditionally garnered in-market and among the top 100 trust companies in the country. Our primary market area is the mid-Atlantic region of the United States, which is characterized by a diversified manufacturing and service economy. Our long-term strategy is to serve small and mid-size businesses through loans, deposits, investments, and related financial services, and to gather retail core deposits. Our strategy of "Engaged Associates delivering Stellar Service to create Customer Advocates" focuses on exceeding customer expectations, delivering stellar service and building customer advocacy through highly trained, relationship oriented, friendly, knowledgeable and empowered Associates.

              We provide residential and commercial real estate, commercial and consumer lending services, as well as retail deposit and cash management services and trust and wealth management services. Lending activities are funded primarily with retail deposits and borrowings. The Federal Deposit Insurance Corporation ("FDIC") insures our customers' deposits to their legal maximum. We serve our customers primarily from our 49 banking and trust offices located in Delaware (39), Pennsylvania (8), Virginia (1) and Nevada (1) and through our website at www.wsfsbank.com.

              We have two consolidated subsidiaries, WSFS Bank and Montchanin Capital Management, Inc. ("Montchanin"). We also have one unconsolidated affiliate, WSFS Capital Trust III ("the Trust"). WSFS Bank has two fully-owned subsidiaries, WSFS Investment Group, Inc. and Monarch Entity Services, LLC ("Monarch"). WSFS Investment Group, Inc. markets various third-party insurance products and securities through the Bank's retail banking system and Monarch provides commercial domicile services which include employees, directors, subleases and registered agent services in Delaware and Nevada.

              Montchanin has one consolidated subsidiary, Cypress Capital Management, LLC ("Cypress"). Cypress is a Wilmington-based investment advisory firm serving high net-worth individuals and institutions. Cypress had approximately $569 million in assets under management at December 31, 2011.

              Our principal executive offices are located at WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, and our telephone number at that address is (302) 792-6000. We maintain an Internet website at www.wsfsbank.com. The foregoing website and address is intended to be an inactive textual reference only. The information on this website is not a part of this prospectus.

 The Offering

              The following summary contains basic information about the Preferred Shares and the auction process and is not intended to be complete and does not contain all the information that is important to you. For a more complete understanding of the Preferred Shares and the auction process, you should read the sections of this prospectus supplement entitled "Description of Preferred Shares" and "Auction Process" and any similar sections in the accompanying prospectus.

Issuer	WSFS Financial Corporation
Preferred Shares Offered by Treasury

52,625 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share. The number of Preferred Shares to be sold will depend on the number of bids received in the auction described below and whether Treasury decides to sell any Preferred Shares in the auction process. See the section entitled "Auction Process" in this prospectus supplement.

Liquidation Preference

If we liquidate, dissolve or wind up (collectively, a "liquidation"), holders of the Preferred Shares will have the right to receive $1,000 per share, plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to, but not including, the date of payment, before any payments are made to holders of our common stock or any other capital stock that ranks, by its terms, junior as to rights upon liquidation to the Preferred Shares.

Dividends

Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15. The initial dividend rate is 5% per annum through February 14, 2014, and will increase to 9% per annum on and after February 15, 2014 if not otherwise redeemed earlier for cash by us. Holders of Preferred Shares sold by Treasury in the auction, if any, that are record holders on the record date for the May 15, 2012 dividend payment date will be entitled to any declared dividends payable on such date.

Maturity	The Preferred Shares have no maturity date.
Rank

The Preferred Shares rank (i) senior to common stock or any other capital stock that ranks, by its terms, junior as to dividend rights and/or rights upon liquidation to the Preferred Shares (collectively, the "Junior Stock"), (ii) equally with any shares of our capital stock whose terms do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or rights upon liquidation (collectively, the "Parity Stock") and (iii) junior to all of our existing and future indebtedness and any future senior securities, in each case as to dividend rights and/or rights upon liquidation.

Priority of Dividends

So long as the Preferred Shares remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

Redemption

We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption.

Any redemption by us of the Preferred Shares may require prior regulatory approval from the Federal Reserve. The Company has had preliminary discussions with its primary regulator with respect to the Company's goal of redeeming the Preferred Shares before the interest rate on the Preferred Shares increases in February 2014 in a transaction, or series of transactions, that is not detrimental to Company shareholders. The Company believes that its fundamental balance sheet and income statement trends support this and its capital levels are, and will be, sufficiently above regulatory "well capitalized" levels to accomplish this goal. In addition, if needed or desired, the Company has an effective shelf registration statement which it can utilize to raise capital and liquidity to redeem the Preferred Shares. Any redemption of the Preferred Shares requires regulatory approval, and there can be no assurances whether or when such approval would be given.

Voting Rights

Holders of the Preferred Shares generally have no voting rights. However, if we do not pay dividends on the Preferred Shares for six or more quarterly periods, whether or not consecutive, the holders of the Preferred Shares, voting as a single class with the holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our Board of Directors until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) on the Preferred Shares are paid in full.

In addition, the affirmative vote of the holders of at least 66 2/3% of the outstanding Preferred Shares is required for us to authorize, create or increase the authorized number of shares of our capital stock ranking, as to dividends or amounts payable upon liquidation, senior to the Preferred Shares, to amend, alter or repeal any provision of our charter or the Certificate of Designations for the Preferred Shares in a manner that adversely affects the rights of the holders of the Preferred Shares or to consummate a binding share exchange or reclassification of the Preferred Shares or a merger or consolidation of us with another entity unless (x) the Preferred Shares remain outstanding or are converted into or exchanged for preference shares of the surviving entity or its ultimate parent and (y) the Preferred Shares remain outstanding or such preference shares have such terms that are not materially less favorable, taken as a whole, than the rights of the Preferred Shares immediately prior to such transaction, taken as a whole.

Auction Process

The public offering price and the allocation of the Preferred Shares in this offering will be determined through an auction process conducted by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O'Neill & Partners, L.P., the joint book-running managers in this offering, in their capacity as the auction agents. The auction process will entail a modified "Dutch auction" mechanic in which bids may be submitted through the auction agents or one of the other brokers that is a member of the broker network, which are collectively referred to in this prospectus supplement as the "network brokers," established in connection with the auction process. Each broker will make suitability determinations with respect to its own customers wishing to participate in the auction process. The auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process. We encourage you to discuss any questions regarding the bidding process and suitability determinations applicable to your bids with your broker. We do not intend to submit any bids in the auction. For more information about the auction process, see "Auction Process" in this prospectus supplement.

Minimum Bid Size and Price Increments

This offering is being conducted using an auction process in which prospective purchasers are required to bid for the Preferred Shares. During the auction period, bids may be placed for Preferred Shares at any price (such bid price to be in increments of $0.01) with a minimum bid size of one Preferred Share. See "Auction Process" in this prospectus supplement.

Bid Submission Deadline

The auction will commence at 8:30 a.m., New York City time, on the date specified by the auction agents in a press release issued prior to the opening of the equity markets on such day, and will close at 6:30 p.m., New York City time, on the second business day immediately thereafter, which is referred to as the "submission deadline."

Irrevocability of Bids

Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit bids that are accepted by Treasury will be obligated to purchase the Preferred Shares allocated to them. The auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws; however, the auction agents, in their sole discretion, may require that bidders confirm their bids before the auction process closes. See "Auction Process" in this prospectus supplement.

Clearing Price

The price at which the Preferred Shares will be sold to the public will be the clearing price set by the auction process plus accrued dividends thereon. The clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. The clearing price will be equal to the highest price in the auction for which the quantity of all bids at or above such price equals the number of Preferred Shares that Treasury has elected to sell.

Unless Treasury decides not to sell any Preferred Shares or as otherwise described below, the Preferred Shares will be sold to bidders at the clearing price plus accrued dividends. Even if bids are received for all or more of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares in the auction process or may sell less than all of the offered Preferred Shares. If Treasury decides to sell Preferred Shares in the auction, after Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents and each network broker that has submitted a successful bid will notify successful bidders that the auction has closed and that their bids have been accepted by Treasury (subject, in some cases, to pro-ration, as described below). The clearing price and number of Preferred Shares to be sold are also expected to be announced by press release on the business day following the end of the auction. See "Auction Process" in this prospectus supplement.

Number of Preferred Shares to be Sold

Even if bids are received for all or more of the offered Preferred Shares, Treasury may decide not to sell any Preferred Shares or may decide only to sell a portion of the Preferred Shares in the auction process, regardless of the clearing price. If Treasury elects to sell any Preferred Shares in the auction, Treasury must sell those shares (which may only represent a portion of the offered Preferred Shares) at the clearing price. In no event will Treasury sell more Preferred Shares than the number of Preferred Shares for which there are bids. See "Auction Process" in this prospectus supplement.

Allocation; Pro-Ration

If Treasury elects to sell Preferred Shares in the offering, then any accepted bids submitted in the auction above the clearing price will receive allocations in full, while any accepted bids submitted at the clearing price may experience pro-rata allocation. See "Auction Process" in this prospectus supplement.

Use of Proceeds	We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. See "Use of Proceeds."
Listing	The Preferred Shares will not be listed for trading on any stock exchange nor will they be available for quotation on any national quotation system.
Risk Factors

See "Risk Factors" and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before making a decision to invest in the Preferred Shares.

Auction Agents	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O'Neill & Partners, L.P.
Network Brokers	See pages S-35 and S-36 for a list of brokers participating as network brokers in the auction process.

Summary Selected Consolidated Financial Data

              You should read the following summary selected consolidated financial data with our consolidated financial statements and notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement. The following table sets forth select consolidated financial data for us at and for each of the years in the five-year period ended December 31, 2011. The selected results of operations data for the years ended December 31, 2011, 2010 and 2009, and the selected balance sheet data as of December 31, 2011 and 2010, have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement. The selected results of operations data for the years ended December 31, 2008 and 2007 and the summary balance sheet data dated as of December 31, 2009, 2008 and 2007 have been derived from our audited financial statements that are not included in this prospectus supplement. Historical results are not necessarily indicative of future results.

	2011	2010	2009	2008	2007
	(Dollars in Thousands, Except Per Share Data)
At December 31,
Total assets	$4,289,008	$3,953,518	$3,748,507	$3,432,560	$3,200,188
Net loans(1)	2,712,774	2,575,890	2,479,155	2,443,835	2,233,980
Investment securities(2)(3)	42,569	52,232	45,517	49,688	28,272
Other investments	35,765	37,790	40,395	39,521	46,615
Mortgage-backed securities(2)	829,225	713,358	681,242	498,205	496,492
Total deposits	3,135,304	2,810,774	2,561,871	2,122,352	1,827,161
Borrowings(4)	656,609	680,595	787,798	999,734	1,068,149
Trust preferred borrowings	67,011	67,011	67,011	67,011	67,011
Stockholders' equity	392,133	367,822	301,800	216,635	211,330
Number of full-service branches(5)	40	36	37	35	29

	2011	2010	2009	2008	2007
	(Dollars in Thousands, Except Per Share Data)
For the Year Ended December 31,
Interest income	$158,642	$162,403	$157,730	$166,477	$189,477
Interest expense	32,605	41,732	53,086	77,258	107,468

Net interest income	126,037	120,671	104,644	89,219	82,009
Noninterest income	63,588	50,115	50,241	45,989	48,166
Noninterest expenses	127,477	109,332	108,504	89,098	82,031
Provision (benefit) for income taxes	11,475	5,454	(2,093)	6,950	13,474
Net Income	22,677	14,117	663	16,136	29,649
Dividends on preferred stock and accretion of discount	2,770	2,770	2,590	—	—
Net income (loss) allocable to common stockholders	19,907	11,347	(1,927)	16,136	29,649
Earnings (loss) per share allocable to common stockholders:
Basic	2.31	1.48	(0.30)	2.62	4.69
Diluted	2.28	1.46	(0.30)	2.57	4.55
Interest rate spread	3.49%	3.47%	3.10%	2.94%	2.80%
Net interest margin(6)	3.60	3.62	3.30	3.13	3.09
Efficiency ratio(6)	66.85	63.61	69.56	65.36	62.48
Noninterest income as a percentage of total revenue(6)	33.34	29.16	32.21	33.74	36.69
Return on average assets	0.56	0.37	0.02	0.50	0.98
Return on average equity	5.96	4.21	0.24	7.30	14.34
Average equity to average assets	9.34	8.84	7.86	6.86	6.87
Tangible equity to assets(7)	8.41	8.52	7.72	5.88	6.52
Tangible common equity to assets(7)	7.18	7.18	6.32	5.88	6.52
Ratio of nonperforming assets to total assets	2.14	2.35	2.19	1.04	0.99

(1)
Includes loans held-for-sale.

(2)
Includes securities available-for-sale and trading.

(3)
Includes investments in reverse mortgages

(4)
Borrowings consist of FHLB advances, securities sold under agreement to repurchase and other borrowed funds.

(5)
WSFS opened five branches, closed one branch and relocated two branches in 2011; opened one branch, closed two branches, acquired and subsequently closed two branches in 2010; opened two branches in 2009; acquired six (keeping four open and closing two) in 2008 and opened three branches and closed one branch in 2007.

(6)
Computed on a fully tax-equivalent basis.

(7)
The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company's performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Non-GAAP reconciling items included:

For the year ended December 31,	2011	2010	2009	2008	2007
	(Dollars in Thousands)
Total stockholders' equity	$392,133	$367,822	$301,800	$216,635	$211,330
Less intangible assets	34,285	34,052	13,651	15,716	3,020

Tangible equity	357,848	333,770	288,149	200,919	208,310
Less preferred stock	52,336	52,197	52,058	—	—

Tangible common equity	305,512	281,573	236,091	200,919	208,310
Total assets	4,289,008	3,953,518	3,748,507	3,432,560	3,200,188
Intangible assets	34,285	34,052	13,651	15,716	3,020

Tangible assets	4,254,723	3,919,466	3,734,856	3,416,844	3,197,168
Tangible equity to assets	8.41%	8.52%	7.72%	5.88%	6.52%
Tangible common equity to assets	7.18	7.18	6.32	5.88	6.52

RISK FACTORS

              An investment in our Preferred Shares is subject to risks inherent in our business, risks relating to the structure of the Preferred Shares and risks relating to the auction process being conducted as part of this offering. The material risks and uncertainties that management believes affect your investment in the Preferred Shares are described below and in the sections entitled "Risk Factors" in the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference herein. Before making an investment decision, you should carefully consider the risks and uncertainties described below and in the accompanying prospectus and information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks or uncertainties are realized, our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects, as well as our ability to pay dividends on the Preferred Shares, could be materially and adversely affected and the market price of the Preferred Shares could decline significantly and you could lose some or all of your investment.

Risk Factors Related to our Business

              The following are certain risks that management believes are specific to our business. This should not be viewed as an all-inclusive list and the order is not intended as an indicator of the level of importance.

We may be required to pay significantly higher FDIC premiums, special assessments, or taxes that could adversely affect our earnings.

              Market developments significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. As a result, we may be required to pay significantly higher premiums or additional special assessments or taxes that could adversely affect our earnings. We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums than the levels imposed in 2010. Any future increases or required prepayments in FDIC insurance premiums may materially adversely affect our results of operations.

The prolonged deep recession, difficult market conditions and economic trends have adversely affected our industry and our business and may continue to do so.

              We are particularly exposed to downturns in the Delaware, Mid-Atlantic and overall U.S. housing market. Continued declines in the housing market combined with a weak economy and elevated unemployment, have negatively impacted the credit performance of mortgage, construction and other loans that resulted in significant write-downs of assets by many financial institutions. In addition, the values of real estate collateral supporting many loans have declined and may continue to decline. General flat to downward economic trends, reduced availability of commercial credit and increasing unemployment have negatively impacted the credit performance of commercial and consumer credit, resulting in additional write-downs. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition, results of operations and stock price. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the industry. In particular, we may face the following risks in connection with these events:

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  An increase in the number of borrowers unable to repay their loans in accordance with the original terms.

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  Our ability to assess the creditworthiness of customers and to estimate the losses inherent in our credit exposure is made more complex by these difficult market and economic conditions.

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  We may experience increases in foreclosures, delinquencies and customer bankruptcies, as well as more restricted access to funds

Our nonperforming assets and problem loans are at an elevated level. Significant increases from the current level, or greater than anticipated costs to resolve these credits, will have an adverse effect on our earnings.

              Our nonperforming assets (which consist of nonaccrual loans, assets acquired through foreclosure and troubled debt restructurings), totaled $91.7 million at December 31, 2011, which is an increase of $55.9 million, or 156%, over the $35.8 million in nonperforming assets at December 31, 2008 and down slightly from December 31, 2010. Our nonperforming assets adversely affect our net income in various ways. We do not record interest income on nonaccrual loans and assets acquired through foreclosure. We must establish an allowance for loan losses that reserves for losses inherent in the loan portfolio that are both probable and reasonably estimable through current period provisions for loan losses. From time to time, we also write down the value of properties in our portfolio of assets acquired through foreclosure to reflect changing market values. Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to assets acquired through foreclosure. The resolution of nonperforming assets requires the active involvement of management, which can distract management from its overall supervision of operations and other income producing activities. Finally, if our estimate of the allowance for loan losses is inadequate, we will have to increase the allowance for loan losses accordingly, which will have an adverse effect on our earnings.

Concentration of loans in our primary market area, which has recently experienced an economic downturn, may increase risk.

              Our success depends primarily on the general economic conditions in the State of Delaware, southeastern Pennsylvania and northern Virginia, as a large portion of our loans are to customers in this market. Accordingly, the local economic conditions in these markets have a significant impact on the ability of borrowers to repay loans as well as our ability to originate new loans. As such, a continuation of the decline in real estate valuations in these markets would lower the value of the collateral securing those loans. In addition, continued weakening in general economic conditions such as inflation, recession, unemployment or other factors beyond our control could negatively affect demand for loans, the performance of our borrowers and our financial results.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

              We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans, our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance could materially decrease our net income.

Our loan portfolio includes a substantial amount of commercial real estate and commercial and industrial loans. The credit risk related to these types of loans is greater than the risk related to residential loans.

              Our commercial loan portfolio, which includes commercial and industrial loans and commercial real estate loans, totaled $2.2 billion at December 31, 2011, comprising 81% of total loans. Commercial and industrial loans generally carry larger loan balances and involve a greater degree of risk of nonpayment or late payment than home equity loans or residential mortgage loans. Any significant failure to pay or late payments by our customers would hurt our earnings. The increased credit risk associated with these types of loans is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the size of loan balances, and the effects of general economic conditions on income-producing properties. A significant portion of our commercial real estate and commercial and industrial loan portfolios includes a balloon payment feature. A number of factors may affect a borrower's ability to make or refinance a balloon payment, including the financial condition of the borrower, the prevailing local economic conditions and the prevailing interest rate environment.

              Furthermore, commercial real estate loans secured by owner-occupied properties are dependent upon the successful operation of the borrower's business. If the operating company suffers difficulties in terms of sales volume and/or profitability, the borrower's ability to repay the loan may be impaired. Loans secured by properties where repayment is dependent upon payment of rent by third party tenants or the sale of the property may be impacted by loss of tenants, lower lease rates needed to attract new tenants or the inability to sell a completed project in a timely fashion and at a profit.

We are subject to extensive regulation which could have an adverse effect on our operations.

              The banking industry is extensively regulated and supervised under both federal and state laws and regulations that are intended primarily to protect depositors, the public, the FDIC's Deposit Insurance Fund, and the banking system as a whole, not our shareholders. We have historically been subject to the regulation and supervision of the Office of Thrift Supervision ("OTS"). The Federal Reserve became the primary federal regulator for the Company and the Office of the Comptroller of the Currency ("OCC") became the Bank's primary regulator effective July 21, 2011. The banking laws, regulations and policies applicable to us govern matters ranging from the regulation of certain debt obligations, changes in the control of us and the maintenance of adequate capital to the general business operations conducted by us, including permissible types, amounts and terms of loans and investments, the amount of reserves held against deposits, restrictions on dividends, establishment of new offices and the maximum interest rate that may be charged by law.

              We are subject to changes in federal and state banking statutes, regulations and governmental policies, and the interpretation or implementation of them. Regulations affecting banks and other financial institutions in particular are undergoing continuous review and frequently change and the ultimate effect of such changes cannot be predicted. Since we recently changed regulators, this risk is particularly heightened with us. Regulations and laws may be modified at any time, and new legislation may be enacted that will affect us. Any changes in any federal and state law, as well as regulations and governmental policies could affect us in substantial and unpredictable ways, including ways that may adversely affect our business, results of operations, financial condition or prospects. In addition, federal and state banking regulators have broad authority to supervise our banking business, including the authority to prohibit activities that represent unsafe or unsound banking practices or constitute violations of statute, rule, regulation or administrative order. Failure to appropriately comply with any such laws, regulations or regulatory policies could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could adversely affect our business, results of operations, financial condition or prospects.

              Recent legislative and regulatory actions may have a significant adverse effect on our operations. The Dodd-Frank Act has and will continue to result in sweeping changes in the regulation of financial institutions. As a result of this legislation, we face the following changes, among others:

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  The OTS has been eliminated and the OCC became the primary regulator. The federal thrift charter has been preserved under OCC jurisdiction.

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  A new independent Consumer Financial Protection Bureau has been established within the Federal Reserve, empowered to exercise broad regulatory, supervisory and enforcement authority with respect to both new and existing consumer financial protection laws. Smaller financial institutions, like our Bank, will be subject to the supervision and enforcement of their primary federal banking regulator with respect to the federal consumer financial protection laws.

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  Tier 1 capital treatment for "hybrid" capital items like trust preferred securities is eliminated, subject to various grandfathering and transition rules. Our trust preferred securities are grandfathered under this legislation.

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  Repeal of the federal prohibitions on the payment of interest on demand deposits, thereby generally permitting depository institutions to pay interest on all deposit accounts

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  State law is preempted only if it would have a discriminatory effect on a federal savings association or is preempted by any other federal law. The OCC must make a preemption determination on a case-by-case basis with respect to a particular state law or other state law with substantively equivalent terms.

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  Deposit insurance had been permanently increased to $250,000 and unlimited deposit insurance for noninterest-bearing transaction accounts extended through January 1, 2013.

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  Deposit insurance assessment base calculation will equal a depository institution's total assets minus the sum of its average tangible equity during the assessment period.

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  The minimum reserve ratio of the deposit insurance fund increased to 1.35% of estimated annual insured deposits or assessment base; however, the FDIC is directed to "offset the effect" of the increased reserve ratio for insured depository institutions with total consolidated assets of less than $10 billion.

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  Authority over savings and loan holding companies has been transferred to the Federal Reserve.

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  Leverage capital requirements and risk-based capital requirements applicable to depository institutions and bank holding companies have been extended to thrift holding companies following a five year grace period.

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  The Federal Deposit Insurance Act ("FDIA") was amended to direct federal regulators to require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries.

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  The Federal Reserve can require a grandfathered unitary thrift holding company that conducts commercial or manufacturing activities or other nonfinancial activities in addition to financial activities to conduct all or part of its financial activities in an intermediate savings and loan holding company.

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  The SEC is authorized to adopt rules requiring public companies to make their proxy materials available to shareholders for nomination of their own candidates for election to the board.

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  Public companies will be required to provide their shareholders with a nonbinding vote (i) at least once every three years on the compensation paid to executive officers, and (ii) at least once every six years on whether they should have a "say on pay" vote every one, two or three years.

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  Additional provisions, including some not specifically aimed at thrifts and thrift holding companies, will nonetheless have an impact on us.

              Some of these provisions may have the consequence of increasing our expenses, decreasing our revenues and changing the activities in which we choose to engage. Many of these and other provisions of the Dodd-Frank Act remain subject to regulatory rulemaking and implementation, the effects of which are not yet known. We may be forced to invest significant management attention and resources to make any necessary changes related to the Dodd-Frank Act and any regulations promulgated thereunder, which may adversely affect our business, results of operations, financial condition or prospects. We cannot predict the specific impact and long-term effects the Dodd-Frank Act and the regulations promulgated thereunder will have on our financial performance, the markets in which we operate and the financial industry generally.

              In addition to changes resulting from the Dodd-Frank Act, recent proposals published by the Basel Committee on Banking Supervision (the "Basel Committee"), if adopted, could lead to significantly higher capital requirements, higher capital charges and more restrictive leverage and liquidity ratios. In July and December 2009, the Basel Committee published proposals relating to enhanced capital requirements for market risk and new capital and liquidity risk requirements for banks. On September 12, 2010, the Basel Committee announced an agreement on additional capital reforms that increases required Tier 1 capital and minimum Tier 1 common equity capital and requires banks to maintain an additional capital conservation buffer during times of economic prosperity. While the ultimate implementation of these proposals in the United States is subject to the discretion of U.S. bank regulators, these proposals, if adopted, could restrict our ability to grow during favorable market conditions or require us to raise additional capital, including through sales of common stock or other securities that may be dilutive to our shareholders. As a result, our business, results of operations, financial condition or prospects could be adversely affected.

              Lastly, in late 2011, in conjunction with our change in regulators, we undertook a project to reduce the number of Pass grades in our loan rating system with a goal of recalibrating our loan rating classifications to current Office of the Comptroller of Currency and Federal Reserve Board standards and to better classify our Pass and Criticized loan categories. This resulted in the elimination of our last Pass grade or our "pass/watch" grade. The result of this grade elimination resulted in $67 million of previous "pass/watch" loans being reclassified to Criticized or Classified, with none going to nonaccrual status. The impact of this project contributed to an incremental $2.1 million to the provision and allowance for loan losses in 2011. As the OCC and the Bank become more familiar with each other, we cannot be certain there won't be additional changes to our risk rating system in the future. Additional recalibration of our risk rating categories may result in additional migration in loan ratings due to rewording differences in rating categories. Any of these changes may have a material adverse effect on our future results of operations and financial position.

WSFS Bank has entered into a memorandum of understanding.

              In December 2009, WSFS Bank entered into an informal memorandum of understanding (the "Understanding") with our primary regulator. An Understanding is characterized by bank regulatory agencies as an informal action that is neither published nor made publicly available by the agencies and is used when circumstances warrant a milder response than a formal regulatory action.

              In accordance with the terms of the Understanding, WSFS Bank agreed, among other things, to: (i) adopt and implement a written plan to reduce criticized assets; (ii) review and revise its policies regarding the identification, monitoring and managing the risks associated with loan concentrations for certain commercial loans and reduce concentration limits of such loans; (iii) review and revise credit administration policies and dedicate additional staffing resources to this department; (iv) implement a revised internal review program; (v) obtain prior regulatory approval before increasing the amount of brokered deposits; and (vi) approve a written strategic business plan and compliance plan concerning the exercise of fiduciary powers.

              We are committed to expeditiously addressing and resolving all the issues raised in the Understanding and management believes that we are in compliance with all provisions of the Understanding, except for completion of the further reduction of criticized assets. However, under the provisions of the Dodd-Frank Act, we have new regulators who are not familiar with the Bank or our management. As a result, there can be no assurance our new regulators will agree with the view of management as to the Bank's progress on the Understanding.

              A material failure to comply with the terms of the Understanding could subject the Bank to additional regulatory actions and further regulation, or result in a formal action or constraints on the Bank's business, any of which may have a material adverse effect on our future results of operations and financial condition.

The fiscal, monetary and regulatory policies of the Federal Government and its agencies could have a material adverse effect on our results of operations.

              The Federal Reserve regulates the supply of money and credit in the United States. Its policies determine in large part the cost of funds for lending and investing and the return earned on those loans and investments, both of which affect the net interest margin. Its policies also can adversely affect borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in Federal Reserve policies and our regulatory environment generally are beyond our control, and we are unable to predict what changes may occur or the manner in which any future changes may affect our business, financial condition and results of operation.

The securities purchase agreement between us and Treasury permits Treasury to impose additional restrictions on us retroactively.

              The securities purchase agreement we entered into with Treasury permits Treasury to unilaterally amend the terms of the securities purchase agreement to comply with any changes in federal statutes after the date of its execution. These additional restrictions may impede our ability to attract and retain qualified executive officers or cause other costs or hardships for us. Congress may impose additional restrictions in the future which may also apply retroactively. These restrictions may have a material adverse effect on our operations, revenue and financial condition, on the ability to pay dividends, our ability to attract and retain executive talent and restricts our ability to increase our cash dividends or undertake stock repurchase programs.

We are subject to liquidity risk.

              Liquidity is essential to our business, as we use cash to fund loans and investments and other interest-earning assets and deposit withdrawals that occur in the ordinary course of our business. Our principle sources of liquidity include customer deposits, Federal Home Loan Bank borrowings, brokered CDs, sales of loans held for sale, repayments to the Bank of loans it makes to borrowers and paydowns and sales of investment securities. If our ability to obtain funds from these sources becomes limited or the costs to us of those funds increases, whether due to factors that affect us specifically, including our financial performance or the imposition of regulatory restrictions on us, or due to factors that affect the capital markets or other events, including weakening economic conditions or negative views and expectations about the prospects for the financial services industry as a whole, then, our ability to meet our obligations or grow our banking business would be adversely affected and our financial condition and results of operations could be harmed.

The market value of our mortgage-backed securities portfolio may be impacted by the level of interest rates and the credit quality and strength of the underlying collateral.

              As of December 31, 2011, we owned mortgage-backed securities classified as available-for-sale with an aggregate historical cost of $810.7 million and an estimated fair value of $829.2 million. Future changes in interest rates or the credit quality and strength of the underlying issuers or collateral may reduce the market value of these and other securities.

              Our net interest income varies as a result of changes in interest rates as well as changes in interest rates across the yield curve. When interest rates are low, borrowers have an incentive to refinance into mortgages with longer initial fixed rate periods and fixed rate mortgages, causing our securities to experience faster prepayments. Increases in prepayments on our portfolio will cause our premium amortization to accelerate, lowering the yield on such assets. If this happens, we could experience a decrease in interest income, which may negatively impact our results of operations and financial position.

              In addition, our portfolio of securities is subject to risk as a result of credit quality and the strength of the underlying issuers or their related collateral. Any decrease in the value of the underlying collateral will likely decrease the overall value of our securities, affecting the Company's equity and possibly impacting earnings.

Impairment of goodwill and/or intangible assets could require charges to earnings, which could result in a negative impact on our results of operations.

              Goodwill and other intangible assets arise when a business is purchased for an amount greater than the net fair value of its identifiable assets. We have recognized goodwill as an asset on the balance sheet in connection with several recent acquisitions. At December 31, 2011, we had $34.3 million of goodwill and intangible assets. We evaluate goodwill and intangibles for impairment at least annually by comparing fair value to carrying amount. Although we have determined that goodwill and other intangible assets were not impaired during 2011, a significant and sustained decline in our stock price and market capitalization, a significant decline in our expected future cash flows, a significant adverse change in the business climate, slower growth rates or other factors could result in impairment of goodwill or other intangible assets. If we were to conclude that a future write-down of the goodwill or intangible assets is necessary, then we would record the appropriate charge to earnings, which could be materially adverse to our results of operations and financial position.

Our Cash Connect Division relies on multiple financial and operational controls to track and settle the cash it provides to its customers in the ATM industry.

              The profitability of Cash Connect is reliant upon its ability to accurately and efficiently distribute, track, and settle large amounts of cash to its customers' ATMs. This depends on the successful implementation and monitoring of a comprehensive series of financial and operational controls. These controls are designed to help prevent, detect, and recover any potential loss of funds. These controls require the implementation and maintenance of complex proprietary software, the ability to track and monitor an extensive network of armored car companies, and to settle large amounts of electronic funds transfer ("EFT") funds from various ATM networks. It is possible for those associated with armored car companies, ATM networks and processors, ATM operators, or other parties to misappropriate funds belonging to Cash Connect. Cash Connect has experienced such occurrences in the past. It is possible Cash Connect would not have established proper policies, controls or insurance and, as a result, any misappropriation of funds could result in an impact to earnings.

Changes in interest rates and other factors beyond our control could have an adverse impact on our earnings.

              Our operating income and net income depend to a greater extent on our net interest margin, which is the difference between the interest yields we receive on loans, securities and other interest-earning assets and the interest rates we pay on interest-bearing deposits and other liabilities. The net interest margin is affected by changes in market interest rates, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income. These rates are highly sensitive to many factors beyond our control, including competition, general economic conditions and monetary and fiscal policies of various governmental regulatory agencies, including the Federal Reserve.

              We attempt to manage our risk from changes in market interest rates by adjusting the rates, maturity, repricing, and balances of the different types of interest-earning assets and interest-bearing liabilities, but interest rate risk management techniques are not exact. As a result, a rapid increase or decrease in interest rates could have an adverse effect on our net interest margin and results of operations. The results of our interest rate sensitivity simulation models depend upon a number of assumptions which may prove to be not accurate. There can be no assurance that we will be able to successfully manage our interest rate risk. Increases in market rates and adverse changes in the local residential real estate market, the general economy or consumer confidence would likely have a significant adverse impact on our non-interest income, as a result of reduced demand for residential mortgage loans that we make on a pre-sold basis.

The soundness of other financial institutions could adversely affect us.

              Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. There is no assurance that any such events would not materially and adversely affect our results of operations.

Our recent business strategy included significant investment in growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth and investment in branch infrastructure effectively.

              We have pursued a significant growth strategy for our business. Our growth initiatives have required us to recruit experienced personnel to assist in such initiatives. Accordingly, the failure to retain such personnel would place significant limitations on our ability to successfully execute our growth strategy. In addition, as we expand our lending beyond our current market areas, we could incur additional risk related to those new market areas. We may not be able to expand our market presence in our existing market areas or successfully enter new markets.

              The weak economy and low demand for credit may impact our ability to successfully execute our growth plan. It could adversely affect our business, financial condition, results of operations, reputation and growth prospects. While we believe we have the executive management resources and internal systems in place to successfully manage our future growth, there can be no assurance growth opportunities will be available or that we will successfully manage our growth.

              We regularly evaluate potential acquisitions and expansion opportunities. If appropriate opportunities present themselves, we expect to engage in selected acquisitions or other business growth initiatives or undertakings. There can be no assurance that we will successfully identify appropriate opportunities, that we will be able to negotiate or finance such activities or that such activities, if undertaken, will be successful.

The recent downgrade of the U.S. Government's credit rating by Standard & Poor's could result in economic uncertainty and a significant rise in interest rates, either of which could have a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our shareholders.

              On August 2, 2011, legislation was enacted to increase the federal debt ceiling and to reduce future U.S. Government spending levels. Notwithstanding the passage of this legislation, there remains uncertainty about whether and when the U.S. Government will implement contemplated budget cuts, which has resulted in continued concerns that the U.S. Government could default on its obligations in the future. On August 5, 2011, Standard & Poor's downgraded the U.S. Government's credit rating for the first time in history as a result of its belief that the legislation was inadequate to address the country's growing debt burden. Standard & Poor's decision to downgrade the U.S. Government's credit rating could create broader financial and global banking turmoil and uncertainty and could lead to a significant rise in interest rates. These events could cause the interest rates on our borrowings and our cost of capital to increase significantly and negatively impact performance of our investment portfolio. These adverse consequences could also extend to our customers and, as a result, could materially and adversely affect the ability of our borrowers to continue to pay their obligations as they become due and our ability to continue to originate loans on favorable terms. These consequences could be exacerbated if other statistical rating agencies, particularly Moody's and Fitch, decide to downgrade the U.S. Government's credit rating in the future. Furthermore, the downgrade of the U.S. Government's credit rating could result in significant volatility in global stock markets, which could cause the market price of our common stock to decrease significantly. Any of these outcomes could have a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our shareholders.

The recent repeal of federal prohibitions on payment of interest on demand deposits could increase our interest expense.

              All federal prohibitions on the ability of financial institutions to pay interest on demand deposit accounts were repealed as part of the Dodd-Frank Act, which was signed into law on July 21, 2010. As a result, beginning on July 21, 2011, financial institutions could commence offering interest on demand deposits to compete for clients. We do not yet know what interest rates other institutions may offer. Our interest expense will increase and our net interest margin will decrease if we begin offering interest on demand deposits to attract additional customers or maintain current customers. Consequently, our business, results of operations, financial condition or prospects may be adversely and materially affected.

We may elect or need to seek additional capital in the future, but that capital may not be available when needed.

              We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. In the future, we may elect to or need to raise additional capital. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on acceptable terms, or at all. If we cannot raise additional capital when needed, our ability to expand our operations through internal growth could be materially impaired.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

              From time to time, and particularly in the recent economic downturn, and negative sentiment towards banks, we have and may become party to various litigation claims and legal proceedings. Management evaluates these claims and proceedings to assess the likelihood of unfavorable outcomes and estimates, if possible, the amount of potential losses. We may establish a reserve, as appropriate, based upon our assessments and estimates in accordance with accounting policies. We base our assessments, estimates and disclosures on the information available to us at the time and rely on the judgment of our management with respect to those assessments, estimates and disclosures. Actual outcomes or losses may differ materially from assessments and estimates, which could adversely affect our reputation, financial condition and results of operations.

Our Christiana Trust division derives the majority of its revenue from noninterest income which consists of trust, investment and other servicing fees. This business unit is subject to a number of risks which could impact its earnings or the company's capital. Among the risks are operational, compliance, reputational, fiduciary, business and strategic risks.

              Operational or compliance risk entails inadequate or failed internal processes, people and systems or changes driven by external events. Success in this business segment is highly dependent on reputation. Damage to the Christiana Trust division's or the company's reputation from negative opinion in the marketplace could adversely impact both revenue and net income. Such results could also be effected by the adverse effects of business decisions made by management or the board, improper implementation of business decisions by management or unexpected external events. Unforeseen or unrecognized developments in the marketplace in which Christiana Trust operates could also negatively affect results.

              This business segment is also subject to many other risks and uncertainties including:

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  The health of the US and International economies, soundness of financial institutions and other counterparties with which the Christiana Trust division conducts business, changes in trading volumes or in the financial markets in general, including the debt and equity markets or in client portfolios whose values directly impact revenue, the effect of governmental actions on the Christiana Trust division, its competitors and counterparties and financial markets: changes in the regulatory environment and changes in tax laws, accounting requirements or interpretations that affect the Christiana Trust division or its clients.

  •
  In addition, changes in the nature and activities of Christiana Trust division's competition, success in maintaining existing business, continuing to generate new business, identifying and penetrating targeted markets, managing compliance with legal, tax, regulatory requirements, maintaining a business mix with acceptable margins, the continuing ability to generate investment results that satisfy its clients and attract prospective clients, success in recruiting and retaining the necessary personnel to support business growth and maintain sufficient expertise to support complex products and services and management's ability to effectively address risk management practices and controls, address operating risks including human errors or omissions, pricing or valuation of securities, fraud, system performance, systems interruptions or breakdowns in processes or internal controls, and success in controlling expenses all may have negative impact on operating results.

System failure or cybersecurity breaches of our network security could subject us to increased operating costs as well as litigation and other potential losses.

              The computer systems and network infrastructure we use could be vulnerable to unforeseen hardware and cybersecurity issues. Our operations are dependent upon our ability to protect our computer equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure that causes an interruption in our operations could have an adverse effect on our financial condition and results of operations. In addition, our operations are dependent upon our ability to protect the computer systems and network infrastructure utilized by us, including our Internet banking activities, against damage from physical break-ins, cybersecurity breaches and other disruptive problems caused by the Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us, damage our reputation and inhibit current and potential customers from our Internet banking services. Each year, we add additional security measures to our computer systems and network infrastructure to mitigate the possibility of cybersecurity breaches including firewalls and penetration testing. We continue to investigate cost effective measures as well as insurance protection.

Risk Factors Related to an Investment in the Preferred Shares

The Preferred Shares are equity and are subordinated to all of our existing and future indebtedness; we are highly dependent on dividends and other amounts from our subsidiaries in order to pay dividends on, and redeem at our option, the Preferred Shares, which are subject to various prohibitions and other restrictions; and the Preferred Shares place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

              The Preferred Shares are equity interests in the Company and do not constitute indebtedness. As such, the Preferred Shares, like our common stock, rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on us, including in a liquidation of the Company. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of perpetual preferred stock like the Preferred Shares, there is no stated maturity date (although the Preferred Shares are subject to redemption at our option) and dividends are payable only if, when and as authorized and declared by our board of directors and depend on, among other matters, our historical and projected results of operations, liquidity, cash flows, capital levels, financial condition, debt service requirements and other cash needs, financing covenants, applicable state law, federal and state regulatory prohibitions and other restrictions and any other factors our board of directors deems relevant at the time.

              The Preferred Shares are not savings accounts, deposits or other obligations of any depository institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Furthermore, the Company is a legal entity that is separate and distinct from our subsidiaries, and our subsidiaries have no obligation, contingent or otherwise, to make any payments in respect of the Preferred Shares or to make funds available therefor. Because we are a holding company that maintains only limited cash at that level, our ability to pay dividends on, and redeem at our option, the Preferred Shares will be highly dependent upon the receipt of dividends, fees and other amounts from our subsidiaries, which, in turn, will be highly dependent upon the historical and projected results of operations, liquidity, cash flows and financial condition of our subsidiaries. In addition, the right of the Company to participate in any distribution of assets of any of its subsidiaries upon their respective liquidation or reorganization will be subject to the prior claims of the creditors (including any depositors) and preferred equity holders of the applicable subsidiary, except to the extent that we are a creditor, and are recognized as a creditor, of such subsidiary. Accordingly, the holders of the Preferred Shares will be structurally subordinated to all existing and future obligations and preferred equity of our subsidiaries.

              There are also various legal and regulatory prohibitions and other restrictions on the ability of WSFS Bank to pay dividends, extend credit or otherwise transfer funds to us or our affiliates. Such dividend payments are subject to regulatory tests, generally based on current and retained earnings of WSFS Bank and other factors, and may require regulatory approval. Dividend payments to the Company from WSFS Bank may also be prohibited if such payments would impair the capital of WSFS Bank and in certain other cases. In addition, regulatory rules limit the aggregate amount of a depository institution's loans to, and investments in, any single affiliate in varying thresholds and may prevent us from borrowing from WSFS Bank and require any permitted borrowings to be collateralized.

              We are also subject to various legal and regulatory policies and requirements impacting our ability to pay dividends on, or redeem, the Preferred Shares. Under the Federal Reserve's capital regulations, the Company's redemption of any of the Preferred Shares may be subject to prior regulatory approval. The Federal Reserve also may require us to consult with it prior to increasing dividends. In addition, as a matter of policy, the Federal Reserve may restrict or prohibit the payment of dividends if (i) our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) our prospective rate of earnings retention is not consistent with our capital needs and overall current and prospective financial condition; (iii) we will not meet, or are in danger of not meeting, our minimum regulatory capital ratios; or (iv) the Federal Reserve otherwise determines that the payment of dividends would constitute an unsafe or unsound practice. Recent and future regulatory developments may result in additional restrictions on our ability to pay dividends.

              In addition, the terms of the Preferred Shares do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Preferred Shares or to which the Preferred Shares will be structurally subordinated.

An active trading market for the Preferred Shares may not develop or be maintained.

              The Preferred Shares are not currently listed on any securities exchange or available for quotation on any national quotation system, and we do not anticipate listing the Preferred Shares. There can be no assurance that an active trading market for the Preferred Shares will develop or, if developed, will be maintained. If an active market is not developed and maintained, the market value and liquidity of the Preferred Shares may be materially and adversely affected.

The Preferred Shares may be junior in rights and preferences to our future preferred stock.

              Subject to approval by the holders of at least 66 2/3% of the Preferred Shares then outstanding, voting as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Preferred Shares. The terms of any such future preferred stock expressly senior to the Preferred Shares may prohibit or otherwise restrict dividend payments on the Preferred Shares. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Preferred Shares have been paid for the relevant periods, no dividends will be paid on the Preferred Shares, and no Preferred Shares may be repurchased, redeemed, or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred stock would likely prohibit us from making any payments on the Preferred Shares until all amounts due to holders of such senior preferred stock are paid in full.

Holders of the Preferred Shares have limited voting rights.

              Unless and until we are in arrears on our dividend payments on the Preferred Shares for six quarterly periods, whether or not consecutive, the holders of the Preferred Shares will have no voting rights except with respect to certain fundamental changes in the terms of the Preferred Shares and certain other matters and except as may be required by applicable law. If dividends on the Preferred Shares are not paid in full for six quarterly periods, whether or not consecutive, the total number of positions on our board of directors will automatically increase by two and the holders of the Preferred Shares, acting as a class with any other shares of our preferred stock with parity voting rights to the Preferred Shares, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See "Description of Preferred Shares—Voting Rights" in this prospectus supplement.

We are subject to extensive regulation, and ownership of the Preferred Shares may have regulatory implications for holders thereof.

              We are subject to extensive federal and state banking laws, including the Savings and Loan Holding Company Act (the "SLHCA"), and federal and state banking regulations, that impact the rights and obligations of owners of the Preferred Shares, including, for example, our ability to declare and pay dividends on, and to redeem, the Preferred Shares. Although the Company does not believe the Preferred Shares are considered "voting securities" currently, if they were to become voting securities for the purposes of the SLHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of more than 25% of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a "controlling influence" over us, may become subject to regulation under the SLHCA. In addition, if the Preferred Shares become "voting securities", then (a) any savings and loan holding company may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own more than 25% of a class of non-voting shares or own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

Our compensation expense may increase substantially after Treasury's sale of the Preferred Shares.

              As a result of our participation in the CPP, among other things, we are subject to Treasury's current standards for executive compensation and corporate governance for the period during which Treasury holds our Preferred Shares. These standards were most recently set forth in the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, published June 15, 2009. If the auction is successful and Treasury elects to sell all of the Preferred Shares, these executive compensation and corporate governance standards will no longer be applicable and our compensation expense for our executive officers and other senior employees may increase substantially.

If we redeem the Preferred Shares, you may be unable to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return.

              We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time, subject to prior regulatory approval. If we choose to redeem the Preferred Shares in part, we have been informed by DTC that it is their current practice to determine by lot the amount of the interest of each direct participant (through which beneficial owners hold their interest) to be redeemed. If we choose to redeem the Preferred Shares, we are likely to do so if we are able to obtain a lower cost of capital. If prevailing interest rates are relatively low if or when we choose to redeem the Preferred Shares, you generally will not be able to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return. Furthermore, if we redeem the Preferred Shares in part, the liquidity of the outstanding Preferred Shares may be limited.

If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially and could have a material adverse effect on our liquidity and cash flows.

              We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time. If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% per annum to 9.0% per annum, which could have a material adverse effect on our liquidity and cash flows. See "Description of Preferred Shares—Redemption and Repurchases" in this prospectus supplement. Any redemption by us of the Preferred Shares would require prior regulatory approval from the Federal Reserve. The Company has had preliminary discussions with its primary regulator with respect to the Company's goal of redeeming the Preferred Shares before the interest rate on the Preferred Shares increases in February 2014 in a transaction, or series of transactions, that is not detrimental to Company shareholders. The Company believes that its fundamental balance sheet and income statement trends support this and its capital levels are, and will be, sufficiently above regulatory "well capitalized" levels to accomplish this goal. In addition, if needed or desired, the Company has an effective shelf registration statement which it can utilize to raise capital and liquidity to redeem the Preferred Shares. Any redemption of the Preferred Shares requires regulatory approval, and there can be no assurances whether or when such approval would be given.

Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.

              The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the "FTCA"), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus supplement and the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with the offering of the Preferred Shares by Treasury would likely be barred.

Risk Factors Related to the Auction Process

The price of the Preferred Shares could decline rapidly and significantly following this offering.

              The public offering price of the Preferred Shares, which will be the clearing price plus accrued dividends thereon, will be determined through an auction process conducted by Treasury and the auction agents. Prior to this offering there has been no public market for the Preferred Shares, and the public offering price may bear no relation to market demand for the Preferred Shares once trading begins. We have been informed by both Treasury and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O'Neill & Partners, L.P., as the auction agents, that they believe that the bidding process will reveal a clearing price for the Preferred Shares offered in the auction process. If there is little or no demand for the Preferred Shares at or above the public offering price once trading begins, the price of the Preferred Shares would likely decline following this offering. As noted, we do not anticipate listing the Preferred Shares. Limited or less-than-expected liquidity in the Preferred Shares, including decreased liquidity due to a sale of less than all of the offered Preferred Shares, could also cause the trading price of the Preferred Shares to decline. In addition, the auction process may lead to more volatility in, or a decline in, the trading price of the Preferred Shares after the initial sales of the Preferred Shares in this offering. If your objective is to make a short-term profit by selling the Preferred Shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

The auction process for this offering may result in a phenomenon known as the "winner's curse," and, as a result, investors may experience significant losses.

              The auction process for this offering may result in a phenomenon known as the "winner's curse." At the conclusion of the auction process, successful bidders that receive allocations of Preferred Shares in this offering may infer that there is little incremental demand for the Preferred Shares above or equal to the public offering price. As a result, successful bidders may conclude that they paid too much for the Preferred Shares and could seek to immediately sell their Preferred Shares to limit their losses should the price of the Preferred Shares decline in trading after the auction process is completed. In this situation, other investors that did not submit bids that are accepted by Treasury may wait for this selling to be completed, resulting in reduced demand for the Preferred Shares in the public market and a significant decline in the price of the Preferred Shares. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in the Preferred Shares shortly after this offering.

The auction process for this offering may result in a situation in which less price sensitive investors play a larger role in the determination of the public offering price and constitute a larger portion of the investors in this offering, and, as a result, the public offering price may not be sustainable once trading of Preferred Shares begins.

              In a typical public offering of securities, a majority of the securities sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with such offerings. These professional investors typically have access to, or conduct their own, independent research and analysis regarding investments in such offerings. Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to price when participating in the auction. Because of the auction process used in this auction, these less price sensitive investors may have a greater influence in setting the public offering price (because a larger number of higher bids may cause the clearing price in the auction to be higher than it would otherwise have been absent such bids) and may have a higher level of participation in this offering than is normal for other public offerings. This, in turn, could cause the auction process to result in a public offering price that is higher than the price professional investors are willing to pay for the Preferred Shares. As a result, the price of the Preferred Shares may decrease once trading of the Preferred Shares begins. Also, because professional investors may have a substantial degree of influence on the trading price of the Preferred Shares over time, the price of the Preferred Shares may decline and not recover after this offering. Furthermore, if the public offering price of the Preferred Shares is above the level that investors determine is reasonable for the Preferred Shares, some investors may attempt to short sell the Preferred Shares after trading begins, which would create additional downward pressure on the trading price of the Preferred Shares.

The clearing price for the Preferred Shares may bear little or no relationship to the price for the Preferred Shares that would be established using traditional valuation methods, and, as a result, the trading price of the Preferred Shares may decline significantly following the issuance of the Preferred Shares.

              The public offering price of the Preferred Shares will be equal to the clearing price plus accrued dividends thereon. The clearing price of the Preferred Shares may have little or no relationship to, and may be significantly higher than, the price for the Preferred Shares that otherwise would be established using traditional indicators of value, such as our future prospects and those of our industry in general; our revenues, earnings, and other financial and operating information; multiples of revenue, earnings, capital levels, cash flows, and other operating metrics; market prices of securities and other financial and operating information of companies engaged in activities similar to us; and the views of research analysts. The trading price of the Preferred Shares may vary significantly from the public offering price. Potential investors should not submit a bid in the auction for this offering unless they are willing to take the risk that the price of the Preferred Shares could decline significantly.

Successful bidders may receive the full number of Preferred Shares subject to their bids, so potential investors should not make bids for more Preferred Shares than they are prepared to purchase.

              Each bidder may submit multiple bids. However, as bids are independent, each bid may result in an allocation of Preferred Shares. Allocation of the Preferred Shares will be determined by, first, allocating Preferred Shares to any bids made above the clearing price, and second, allocating Preferred

Shares on a pro-rata basis among bids made at the clearing price. If Treasury elects to sell Preferred Shares in the offering, the bids of successful bidders that are above the clearing price will be allocated all of the Preferred Shares represented by such bids, and only accepted bids submitted at the clearing price will experience pro-rata allocation, if any. Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit bids that are accepted by Treasury will be obligated to purchase the Preferred Shares allocated to them. Accordingly, the sum of a bidder's bid sizes as of the submission deadline should be no more than the total number of Preferred Shares the bidder is willing to purchase, and investors are cautioned against submitting a bid that does not accurately represent the number of Preferred Shares that they are willing and prepared to purchase.

Submitting a bid does not guarantee an allocation of Preferred Shares, even if a bidder submits a bid at or above the public offering price of the Preferred Shares.

              The auction agents, in their sole discretion, may require that bidders confirm their bids before the auction closes (although the auction agents are under no obligation to reconfirm bids for any reason; except as may be required by applicable securities laws). If a bidder is requested to confirm a bid and fails to do so within the permitted time period, that bid may be deemed to have been withdrawn and, accordingly, that bidder may not receive an allocation of Preferred Shares even if the bid is at or above the public offering price. The auction agents may, however, choose to accept any such bid even if it has not been reconfirmed. In addition, the auction agents may determine in some cases to impose size limits on the aggregate size of bids that they choose to accept from any bidder (including any network broker), and may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering. Furthermore, if Treasury elects to sell Preferred Shares in the offering, each accepted bid submitted above the clearing price will be allocated all of the Preferred Shares represented by such bid. However, any accepted bids submitted in the auction at the clearing price may experience pro-rata allocation. Treasury could also decide, in its sole discretion, not to sell any Preferred Shares in this offering after the clearing price has been determined. As a result of these factors, you may not receive an allocation for all the Preferred Shares for which you submit a bid.

We cannot assure you that the auction will be successful or that the full number of offered Preferred Shares will be sold.

              If sufficient bids are received and accepted by the auction agents to enable Treasury to sell the offered Preferred Shares in this offering, the public offering price will be set at the clearing price plus accrued dividends thereon, unless Treasury decides, in its sole discretion, not to sell any Preferred Shares in this offering after the clearing price is determined. The clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. The clearing price will be equal to the highest price in the auction for which the quantity of all bids at or above such price equals the number of Preferred Shares that Treasury has elected to sell. Even if bids are received for all or more of the offered Preferred Shares, Treasury is not obligated to sell any Preferred Shares regardless of the clearing price set through the auction process. The liquidity of the Preferred Shares may be limited if less than all of the offered Preferred Shares are sold by Treasury. Possible future sales of Treasury's remaining Preferred Shares, if any are held following this offering, could affect the trading price of the Preferred Shares sold in this offering.

Submitting bids through a network broker or any other broker that is not an auction agent may in some circumstances shorten deadlines for potential investors to submit, modify or withdraw their bids.

              In order to participate in the auction, bidders must have an account with, and submit bids to purchase Preferred Shares through, either an auction agent or a network broker. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through an auction agent or a network broker. Potential investors and brokers that wish to submit bids in the auction and do not have an account with an auction agent or a network broker must either establish such an account prior to bidding in the auction or cause a broker that has such an account to submit a bid through that account. Network brokers and other brokers will impose earlier submission deadlines than those imposed by the auction agents in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to an auction agent (or, in the case of non-network brokers submitting bids through a network broker, to such network broker to transmit to the auction agents) before the auction closes. As a result of such earlier submission deadlines, potential investors who submit bids through a network broker, or brokers that submit bids through an auction agent or a network broker, will need to submit or withdraw their bids earlier than other bidders, and it may in some circumstances be more difficult for such bids to be submitted, modified or withdrawn.

USE OF PROCEEDS

              The Preferred Shares offered by this prospectus supplement are being sold for the account of Treasury. Any proceeds from the sale of these Preferred Shares will be received by Treasury for its own account, and we will not receive any proceeds from the sale of any Preferred Shares offered by this prospectus supplement.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

              The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009(2)	Year Ended December 31, 2008	Year Ended December 31, 2007
	(unaudited)
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1):
Excluding interest on deposits	2.50	1.63	0.82	1.59	1.84
Including interest on deposits	1.77	1.33	0.91	1.29	1.40

(1)
Earnings have been calculated by adding combined fixed charges to consolidated income from continuing operations. Combined fixed charges consist of interest expense, amortization of deferred financing costs and preferred stock dividends. For all periods, we computed the ratios of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges. If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% to 9.0% per annum, which would adversely affect our ratio of earnings to combined fixed charges and preferred stock dividends.

(2)
For 2009, the deficiency amounted to $5.2 million.

DESCRIPTION OF PREFERRED SHARES

              This section summarizes specific terms and provisions of the Preferred Shares. The description of the Preferred Shares contained in this section is qualified in its entirety by the actual terms of the Preferred Shares, as are stated in the Certificate of Designations to the Company's Amended and Restated Certificate of Incorporation, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed on January 23, 2009 and incorporated by reference into this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus supplement.

General

              The Preferred Shares constitutes a series of our perpetual, cumulative, preferred stock, consisting of 52,625 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share. The Preferred Shares have no maturity date. We issued the Preferred Shares to Treasury on January 23, 2009 in connection with the CPP for an aggregate purchase price of $52,625,000 in a private placement exempt from the registration requirements of the Securities Act. The Preferred Shares qualify as Tier 1 capital for regulatory purposes.

Dividends

              Rate.    Dividends on the Preferred Shares are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from January 23, 2009 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Preferred Shares) to but excluding the following dividend payment date is referred to as a "dividend period." Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term "business day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

              Holders of Preferred Shares sold by Treasury in the auction, if any, that are record holders on the record date for the May 15, 2012 dividend payment date will be entitled to any declared dividends payable on such date.

              Dividends on the Preferred Shares are cumulative. If for any reason our board of directors does not declare a dividend on the Preferred Shares for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

              We are not obligated to pay holders of the Preferred Shares any dividend in excess of the dividends on the Preferred Shares that are payable as described above. There is no sinking fund with respect to dividends on the Preferred Shares.

              Priority of Dividends.    So long as the Preferred Shares remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

              "Junior Stock" means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

              "Parity Stock" means any class or series of our stock, other than the Preferred Shares, the terms of which do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

              In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Preferred Shares will be entitled to receive for each share of the Preferred Shares, out of the assets of the Company or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Preferred Shares, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Preferred Shares (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Preferred Shares and the holders of any other class or series of our stock ranking equally with the Preferred Shares, the holders of the Preferred Shares and such other stock will share ratably in the distribution.

              For purposes of the liquidation rights of the Preferred Shares, neither a merger or consolidation of the Company with another entity, including a merger or consolidation in which the holders of Preferred Shares receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company's assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemptions and Repurchases

              We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.

              To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Preferred Shares by first class mail, not less than 30 days and not more than

60 days before the date of redemption. Each notice of redemption given to a holder of Preferred Shares must state: (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Preferred Shares, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.

              The Securities Purchase Agreement between us and Treasury provides that so long as Treasury continues to own any Preferred Shares, we may not repurchase any Preferred Shares from any other holder of such shares unless we offer to repurchase a ratable portion of the Preferred Shares then held by Treasury on the same terms and conditions.

              Preferred Shares that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Shares.

No Conversion Rights

              Holders of the Preferred Shares have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

              The holders of the Preferred Shares do not have voting rights other than those described below, except to the extent specifically required by Delaware law.

              Whenever dividends have not been paid on the Preferred Shares for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Preferred Shares will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the "Preferred Directors") to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for all past dividend periods on all outstanding Preferred Shares have been paid in full at which time this right will terminate with respect to the Preferred Shares, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Preferred Shares.

              No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Preferred Shares and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Preferred Shares and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Preferred Shares voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

              The term "Voting Parity Stock" means with regard to any matter as to which the holders of the Preferred Shares are entitled to vote, any series of Parity Stock (as defined under "—Dividends-Priority of Dividends" above) upon which voting rights similar to those of the Preferred Shares have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

              Although the Company does not believe the Preferred Shares are considered "voting securities" currently, if they were to become "voting securities" for the purposes of the SLHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of more than 25% of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a "controlling influence" over us, may become subject to regulation under the SLHCA. In addition, if the Preferred Shares become "voting securities", then (a) any savings and loan holding company may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own more than 25% of a class of non-voting shares or own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

              In addition to any other vote or consent required by Delaware law or by our Amended and Restated Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Shares, voting as a separate class, is required in order to do the following:

  •
  amend or alter our Amended and Restated Certificate of Incorporation or the Certificate of Designations for the Preferred Shares to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Preferred Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or

  •
  amend, alter or repeal any provision of our Amended and Restated Certificate of Incorporation or the Certificate of Designations for the Preferred Shares in a manner that adversely affects the rights, preferences, privileges or voting powers of the Preferred Shares; or

  •
  consummate a binding share exchange or reclassification involving the Preferred Shares or a merger or consolidation of the Company with another entity, unless (i) the Preferred Shares remain outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Preferred Shares remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Preferred Shares immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock including authorized Preferred Shares necessary to satisfy preemptive or similar rights granted by us to other persons prior to January 23, 2009, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Preferred Shares with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred Shares and will not require the vote or consent of the holders of the Preferred Shares.

              To the extent holders of the Preferred Shares are entitled to vote, holders of Preferred Shares will be entitled to one vote for each share then held.

              The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Preferred Shares would otherwise be required, all outstanding Preferred Shares have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Preferred Shares to effect the redemption.

Book-Entry Procedures

              The Depository Trust Company (the "DTC") will act as securities depositary for the Preferred Shares. We will issue one or more fully registered global securities certificates in the name of DTC's nominee, Cede & Co. These certificates will represent the total aggregate number of Preferred Shares sold in the auction. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Preferred Shares that you purchase, unless DTC's services are discontinued as described below.

              Title to book-entry interests in the Preferred Shares will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the Preferred Shares may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Preferred Shares must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Preferred Shares.

              DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

              When you purchase Preferred Shares within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Preferred Shares on DTC's records. You, as the actual owner of the Preferred Shares, are the "beneficial owner." Your beneficial ownership interest will be recorded on the Direct and Indirect Participants' records, but DTC will have no knowledge of your individual ownership. DTC's records reflect only the identity of the Direct Participants to whose accounts Preferred Shares are credited.

              You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased Preferred Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

              Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

              Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

              We understand that, under DTC's existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

              Any redemption notices with respect to the Preferred Shares will be sent to Cede & Co. If less than all of the Preferred Shares are being redeemed, DTC will reduce each Direct Participant's holdings of Preferred Shares in accordance with its procedures.

              In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Preferred Shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants whose accounts the Preferred Shares are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

              Dividends on the Preferred Shares will be made directly to DTC's nominee (or its successor, if applicable). DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on that payment date.

              Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

              DTC may discontinue providing its services as securities depositary with respect to the Preferred Shares at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Preferred Shares. In that event, we will print and deliver certificates in fully registered form for Preferred Shares. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue Preferred Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

              According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

              Initial settlement for the Preferred Shares will be made in immediately available funds. Secondary market trading among DTC's Participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

AUCTION PROCESS

              The following describes the auction process used to determine the public offering price of the Preferred Shares. That process differs from methods traditionally used in other underwritten public offerings. Treasury and the underwriters will determine the public offering price and the allocation of the Preferred Shares in this offering by an auction process conducted by the joint book-running managers, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O'Neill & Partners, L.P., in their capacity as the "auction agents." This auction process will involve a modified "Dutch auction" mechanic in which the auction agents (working with a number of other brokers) will receive and accept bids from bidders for the Preferred Shares. We do not intend to submit any bids in the auction. After the auction closes and those bids become irrevocable (which will occur automatically at the submission deadline to the extent such bids have not been modified or withdrawn at that time), the auction agents will determine the clearing price for the sale of the Preferred Shares offered hereby and, if Treasury chooses to proceed with the offering, the underwriters will allocate Preferred Shares to the winning bidders. The clearing price for the Preferred Shares may bear little or no relationship to the price that would be established using traditional valuation methods. You should carefully consider the risks described under "Risk Factors—Risk Factors Related to the Auction Process" beginning on page S-23.

Eligibility and Account Status

              In order to participate in the auction process, bidders must have an account with, and submit bids to purchase Preferred Shares through, either an auction agent or one of the network brokers. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through the auction agents or a network broker. If you wish to bid in the auction and do not have an account with an auction agent or a network broker, you will either need to establish such an account prior to bidding in the auction (which may be difficult to do before the submission deadline) or contact your existing broker and request that it submit a bid through an auction agent or a network broker. Network brokers and other brokers will have deadlines relating to the auction that are earlier than those imposed by the auction agents, as described below under "—The Auction Process—The Bidding Process."

              Because the Preferred Shares are complex financial instruments for which there is no established trading market, the auction agents, each network broker and any other broker that submits bids through the auction agents or any network broker will be required to establish and enforce client suitability standards, including eligibility, account status and size, to evaluate whether an investment in the Preferred Shares is appropriate for any particular investor. Each of them will individually apply its own standards in making that determination, but in each case those standards will be implemented in accordance with the applicable requirements and guidelines of the Financial Industry Regulatory Authority ("FINRA"). If you do not meet the relevant suitability requirements of an auction agent or another broker, you will not be able to bid in the auction. Accounts at an auction agent or any other broker, including broker accounts, are also subject to the customary rules of those institutions. You should contact your brokerage firm to better understand how you may submit bids in the auction process.

              An auction agent or network brokers may require bidders (including any brokers that may be bidding on behalf of their customers) to submit additional information, such as tax identification numbers, a valid e-mail address and other contact information, and other information that may be required to establish or maintain an account.

              The auction agents and the network brokers, upon request, will provide certain information to you in connection with the offering, including this prospectus supplement and the accompanying prospectus and forms used by such brokers, if any, to submit bids. Additionally, you should understand that:

  •
  before submitting a bid in the auction, you should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including all the risk factors;

  •
  the clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. The clearing price will be equal to the highest price in the auction for which the quantity of all bids at or above such price equals the number of Preferred Shares that Treasury has elected to sell;

  •
  if there is little or no demand for the Preferred Shares at or above the clearing price once trading begins, the price of the Preferred Shares will decline;

  •
  the liquidity of any market for the Preferred Shares may be affected by the number of Preferred Shares that Treasury elects to sell in this offering, and the price of the Preferred Shares may decline if the Preferred Shares are illiquid;

  •
  the auction agents, in their sole discretion, have the right to reconfirm any bid by contacting the purported bidder directly and to impose size limits on the aggregate size of bids that it chooses to accept from any bidder, including network brokers (although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws). If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn, but alternatively may in their discretion choose to accept any such bid even if it has not been reconfirmed;

  •
  the auction agents may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering; and

  •
  the auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

              None of the underwriters, Treasury or us have undertaken any efforts to qualify the Preferred Shares for sale in any jurisdiction outside the United States. Except to the limited extent that this offering will be open to certain non-U.S. investors under private placement exemptions in certain countries other than the United States, investors located outside the United States should not expect to be eligible to participate in this offering.

              Even if a bidder places a bid in the auction, it may not receive an allocation of the Preferred Shares in the offering for a number of reasons described below. You should consider all the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in determining whether to submit a bid, the number of Preferred Shares you seek to purchase and the price per share you are willing to pay.

              The following brokers have agreed to be network brokers for purposes of the auction process: BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Blaylock Robert Van, LLC, Cabrera Capital Markets, LLC, Cantor Fitzgerald & Co., CastleOak Securities, L.P., CL King & Associates, D.A. Davidson & Co., FBR Capital Markets & Co., Guzman & Company, Jefferies & Company, Inc., Joseph Gunnar & Co. LLC, Keefe, Bruyette & Woods, Inc., Lebenthal & Co., LLC, M.R. Beal & Company, Muriel Siebert & Co., Inc., Samuel A. Ramirez & Co., Stifel, Nicolaus & Company, Incorporated, The Williams Capital Group, L.P., Toussaint Capital Partners, LLC, Utendahl Capital

Partners, L.P., Wedbush Morgan Securities Inc. and WR Hambrecht + Co., LLC. The network brokers will not share in any underwriting discounts or fees paid by us in connection with the offering of the Preferred Shares but may, subject to applicable FINRA and SEC rules and regulations, charge a separate commission to their own customers.

The Auction Process

              The following describes how the auction agents will conduct the auction process:

General

  •
  The auction will commence at 8:30 a.m., New York City time, on the date specified by the auction agents in a press release issued prior to the opening of the equity markets on such day, and will end at 6:30 p.m., New York City time, on the second business day immediately thereafter (the "submission deadline"). Unless you submit your bids through an auction agent, your broker will have an earlier deadline for accepting bids. If a malfunction, technical or mechanical problem, calamity, crisis or other similar event occurs that the auction agents believe may interfere with the auction process, the auction agents may (in consultation with Treasury) decide to extend the auction or cancel and reschedule the auction. The auction agents and the network brokers will advise bidders of any such decision to extend or cancel and reschedule the auction using e-mail, telephone or facsimile, and will attempt to make such notification prior to the time the auction is scheduled to close. If the auction process is extended such that it closes at a later time on the same business day, any bids previously submitted will continue to be valid unless amended or cancelled by the bidder, but if the auction is extended such that it closes on the following business day or later, or is cancelled, all bids will be cancelled at the time of such extension or cancellation.

  •
  The auction agents and the network brokers will contact potential investors with information about the auction process and how to participate and will solicit bids from prospective investors via electronic message, telephone and facsimile. The minimum size of any bid is one Preferred Share.

The Bidding Process

  •
  The auction agents and the network brokers will only accept bids in the auction process in increments of whole Preferred Shares; no fractional interests will be sold.

  •
  No maximum price or auction price range has been established in connection with the auction process, which means that there is no floor or ceiling on the price per share that you or any other bidder can bid in the auction. Each bid must specify a price (such bid price to be in increments of $0.01) or such bid will be rejected.

  •
  Once the auction begins, you may submit your bids either directly through an auction agent or through any network broker. Bids through the network brokers will be aggregated and submitted to the auction agents as single bids at each price increment by those brokers. Bids will only be accepted if they are made on an unconditional basis (i.e., no "all-or-none" bids will be accepted).

  •
  In connection with submitting a bid, you will be required to provide the following information:

  •
  the number of Preferred Shares that you are interested in purchasing (only in whole shares—no fractional interests);

    •
    the price per share you are willing to pay (such bid price to be in increments of $0.01); and

    •
    any additional information that may be required to enable an auction agent and/or network broker to identify you, confirm your eligibility and suitability for participating in this offering, and, if you submit a successful bid, consummate a sale of Preferred Shares to you.

  •
  You may submit multiple bids. Canceling one bid does not cancel any other bid. However, as bids are independent, each bid may result in an allocation of Preferred Shares. Consequently, the sum of your bid sizes should be no more than the total number of Preferred Shares you are willing to purchase. In addition, the auction agents may impose size limits on the aggregate size of bids that they choose to accept from any bidder (including any network broker), although the auction agents are under no obligation to do so or to reconfirm bids for any reason, except as may be required by applicable securities laws.

  •
  At any time prior to the submission deadline, you may modify your bids to increase or decrease the number of Preferred Shares bid for or the price bid per share and may withdraw your bid and reenter the auction. Network brokers, however, will impose earlier submission deadlines than that imposed by the auction agents in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to the auction agents before the auction closes. If you are bidding through a network broker, or another broker that is submitting bids through the auction agents or a network broker, you should be aware of any earlier submission deadlines that may be imposed by your broker.

  •
  Conditions for valid bids, including eligibility standards and account funding requirements, may vary from broker to broker. Some brokers, for example, may require a prospective investor to maintain a minimum account balance or to ensure that its account balance is equal to or in excess of the amount of its bid. No funds will be transferred to the underwriters until the acceptance of the bid and the allocation of Preferred Shares.

  •
  A bid received by an auction agent or any network broker involves no obligation or commitment of any kind prior to the submission deadline. Therefore, you will be able to withdraw a bid at any time prior to the submission deadline (or any deadline imposed by a network broker, if you are bidding through a network broker). Following the submission deadline, however, all bids that have not been modified or withdrawn by you prior to the submission deadline will be considered final and irrevocable and may be accepted. The auction agents and Treasury will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders.

  •
  If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn. The auction agents may, however, choose to accept your bid even if it has not been reconfirmed.

  •
  The auction agents may reject any bid that they determine, in their discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process or the offering.

  •
  The auction agents will not provide bidders with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction process.

  •
  No funds will be transferred to the underwriters until the acceptance of the bid and the allocation of the Preferred Shares. However, the auction agents or any network broker may require you to deposit funds or securities in your brokerage accounts with value sufficient to cover the aggregate dollar amount of your bids. Bids may be rejected if you do not provide the required funds or securities within the required time. The auction agents or any network broker may, however, decide to accept successful bids regardless of whether you have deposited funds or securities in your brokerage accounts. In any case, if you are a successful bidder, you will be obligated to purchase the Preferred Shares allocated to you in the allocation process and will be required to deposit funds in your brokerage accounts prior to settlement, which is expected to occur three or four business days after the notices of acceptance are sent to you.

Pricing and Allocation

  •
  The auction agents will manage the master order book that will aggregate all bids and will include the identity of the bidders (or their brokers, in the case of bids submitted through a network broker). The master order book will not be available for viewing by bidders. Bidders whose bids are accepted will be informed about the result of their bids.

  •
  The clearing price will be determined based on the number of valid, irrevocable bids at the time of the submission deadline that Treasury decides, in its sole discretion, to accept. The clearing price will be equal to the highest price in the auction for which the quantity of all bids at or above such price equals the number of Preferred Shares that Treasury has elected to sell.

  •
  Unless Treasury decides not to sell any Preferred Shares or as otherwise described below, all Preferred Shares will be sold to bidders at the clearing price plus accrued dividends.

  •
  Promptly after the auction agents determine the clearing price, they will communicate that clearing price to Treasury. Treasury may decide not to sell any Preferred Shares after the clearing price is determined. Once Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents will confirm allocations of Preferred Shares to its clients and the network brokers. The underwriters will sell all Preferred Shares at the same price per share plus accrued dividends.

  •
  If Treasury elects to sell Preferred Shares in the offering, allocation of the Preferred Shares will be determined by, first, allocating Preferred Shares to any bids made above the clearing price, and second, allocating Preferred Shares on a pro-rata basis among bids made at the clearing price. The pro-rata allocation percentage for bids made at the clearing price will be determined by dividing the number of Preferred Shares to be allocated at the bidding increment equal to the clearing price by the number of Preferred Shares represented by bids at that bidding increment. Each accepted bid submitted at the clearing price will be allocated a number of Preferred Shares approximately equal to the pro-rata allocation percentage multiplied by the number of Preferred Shares represented by its bid, rounded to the nearest whole number of Preferred Shares. In no case, however, will any rounded amount exceed the original bid size.

  •
  After Treasury confirms its acceptance of the clearing price and the number of Preferred Shares to be sold, the auction agents and each network broker that has submitted successful bids will notify you, in the event your bids have been accepted by Treasury, by electronic message, telephone, facsimile or otherwise that the auction has closed and that your bids have been accepted by Treasury (subject, in some cases, to pro-ration, as described in this prospectus supplement). They may also provide you with a preliminary allocation estimate, which will be subsequently followed by a final allocation and confirmation of sale. In the event your bids are not accepted, you may be notified that your bids have not been accepted. As a result of the varying delivery times involved in sending e-mails over the Internet and other methods of delivery, you may receive notices of acceptance before or after other bidders.

  •
  The clearing price and number of Preferred Shares to be sold are expected to be announced via press release on the business day following the end of the auction. The price will also be included in the notice of acceptance and the confirmation of sale that will be sent to successful bidders, and will also be included in the final prospectus supplement for the offering.

  •
  Sales to investors will be settled through your account with the broker through which your bid was submitted.

  •
  If you submit bids that are accepted by Treasury, you will be obligated to purchase the Preferred Shares allocated to you regardless of whether you are aware that the notice of acceptance of your bid has been sent. Once an underwriter has sent out a notice of acceptance and confirmation of sale, it will not cancel or reject your bid. The auction agents and Treasury will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders. As a result, you will be responsible for paying for all of the Preferred Shares that are finally allocated to you, at the public offering price.

              You should carefully review the procedures of, and communications from, the institution through which you bid to purchase Preferred Shares.

Auction Process Developments

              You should keep in contact with the institution through which your bid has been submitted and monitor your relevant e-mail accounts, telephone and facsimile for notifications related to this offering, which may include:

  •
  Potential Request for Reconfirmation.  The auction agents, in their sole discretion, may ask you to reconfirm your bid by directly contacting you (or your broker, if you submitted your bid through a broker other than the auction agents), although the auction agents are under no obligation to reconfirm bids for any reason, except as may be required by applicable securities laws. If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agents may deem your bid to have been withdrawn. The auction agents may, however, choose to accept your bid even if it has not been reconfirmed.

  •
  Notice of Acceptance.  Notification as to whether any of your bids are successful and have been accepted by Treasury. This notification will include the final clearing price. If your bids have been accepted by Treasury, you will be informed about the results of the auction process.

SELLING SHAREHOLDER

              The table below sets forth information concerning the resale of the Preferred Shares by Treasury. We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. Our operations are regulated by various U.S. governmental authorities, including in certain respects by Treasury. Other than through its role as a regulator and the acquisition of the Preferred Shares, Treasury has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

              Treasury acquired the Preferred Shares as part of the Troubled Asset Relief Program, which was established pursuant to the Emergency Economic Stabilization Act of 2008 ("EESA"). EESA was enacted into law on October 3, 2008 to restore confidence and stabilize the volatility in the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.

              The following description was provided by Treasury and is derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation's financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the EESA, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

              The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part, or any other act or omission in connection with the offering to which this prospectus supplement and the accompanying prospectus relate, likely would be barred. In addition, Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part or resulting from any other act or omission in connection with the offering to which this prospectus supplement and the accompanying prospectus relates likely would be barred. See "Risk Factors—Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited."

              The table below sets forth information with respect to the number of Preferred Shares beneficially owned by Treasury as of March 26, 2012, the number of Preferred Shares being offered by Treasury in this offering, and the number of Preferred Shares to be beneficially owned by Treasury after this offering, assuming all the Preferred Shares offered by Treasury in this offering are sold. The percentages below are calculated based on 52,625 Preferred Shares issued and outstanding as of March 26, 2012.

	Beneficial Ownership Prior to the Offering(1)(2)			Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Preferred Shares Beneficially Owned(1)	Percent	Preferred Shares Being Offered	Number of Preferred Shares Beneficially Owned(1)(2)	Percent
United States Department of the Treasury 1500 Pennsylvania Avenue, N.W. Washington, D.C. 20220	52,625	100%	52,625	0	0.0%

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any Preferred Shares over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days.

(2)
Treasury also owns a warrant to purchase 175,105 of the shares of our common stock.

U.S. FEDERAL INCOME TAX CONSEQUENCES

              The following discussion summarizes the material U.S. federal income tax consequences applicable to "U.S. holders" and "non-U.S. holders" (each as defined below) with respect to the purchase, ownership and disposition of the Preferred Shares. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), Treasury regulations and judicial and administrative authority, all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary is limited to investors who will hold the Preferred Shares as capital assets and does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances. This discussion does not address the tax consequences to investors who are subject to special tax rules, such as banks and other financial institutions, insurance companies, governments and governmental entities, broker-dealers, partnerships and their partners, tax-exempt organizations, investors that will hold the Preferred Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, U.S. expatriates or U.S. holders that have a functional currency that is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any alternative minimum tax consequences or any state, local or non-U.S. tax consequences. Each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership, and disposition of the Preferred Shares.

              For purposes of this summary, you are a "U.S. holder" if you are a beneficial owner of the Preferred Shares and you are for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. You are a "non-U.S. holder" if you are a beneficial owner of the Preferred Shares that is an individual, corporation, estate or trust that is not a U.S. holder.

              If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) is a holder of the Preferred Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Preferred Shares, you should consult your own tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the Preferred Shares.

U.S. Holders

              Distributions on the Preferred Shares.    In general, if distributions are made with respect to the Preferred Shares, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in the Preferred Shares. Any amount in excess of your tax basis is treated as capital gain, the tax treatment of which is discussed below under "Sale or Redemptions of the Preferred Shares."

              Dividends received by individual holders of the Preferred Shares will generally be subject to a reduced maximum tax rate of 15% if such dividends are treated as "qualified dividend income" for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual stockholders with respect to Preferred Shares that are held for 60 days or less during the

121-day period beginning on the date which is 60 days before the date on which the Preferred Shares become ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as "investment income" for purposes of determining the holder's limit for the deduction of investment interest under Section 163(d) of the Code. The 15% dividend rate is scheduled to expire December 31, 2012, at which time the rate will revert back to ordinary income rates previously in effect and applicable to dividends unless the Code is amended to provide for a different rate. In addition, under the Health Care and Education Reconciliation Act of 2010, dividends received after December 31, 2012 by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. You should consult your own tax advisors regarding the implications of these rules in light of your particular circumstances.

              Dividends received by corporate holders of the Preferred Shares may be eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including limitations related to "debt financed portfolio stock" under Section 246A of the Code and to the holding period requirements of Section 246 of the Code. In addition, any amount received by a corporate holder that is treated as a dividend may, depending on the circumstances, constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in Treasury regulations yet to be promulgated). Under Section 1059, a corporate holder that has held shares for two years or less before the dividend announcement date generally must reduce the tax basis of all of the holder's shares (but not below zero) by the "non-taxed portion" of any "extraordinary dividend" and, if the non-taxed portion exceeds the holder's tax basis for the shares, must treat any excess as gain from the sale or exchange of the shares in the year the payment is received. Individual holders of Preferred Shares that receive any "extraordinary dividends" that are treated as "qualified dividend income" (as discussed above) will be required to treat any losses on the sale of such Preferred Shares as long-term capital losses to the extent of such dividends. We strongly encourage you to consult your own tax advisor regarding the extent, if any, to which these provisions may apply to you in light of your particular facts and circumstances.

              Sale or Redemption of the Preferred Shares.    On the sale or exchange of the Preferred Shares to a party other than us, you generally will realize capital gain or loss in an amount equal to the difference between (a) the amount of cash and the fair market value of any property you receive on the sale and (b) your tax basis in the Preferred Shares. We strongly encourage you to consult your own tax advisors regarding applicable rates, holding periods and netting rules for capital gains and losses in light of your particular facts and circumstances. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

              On the redemption of Preferred Shares by us, your surrender of the Preferred Shares for the redemption proceeds will be treated either as a payment received upon sale or exchange of the Preferred Shares or as a distribution with respect to all of your equity interests in us. Resolution of this issue will turn on the application of Section 302 of the Code to your individual facts and circumstances.

              The redemption will be treated as gain or loss from the sale or exchange of Preferred Shares (as discussed above) if:

  •
  the redemption is "substantially disproportionate" with respect to you within the meaning of Section 302(b)(2) of the Code;

  •
  your interest in the Preferred Shares and any other equity interest in us is completely terminated (within the meaning of Section 302(b)(3) of the Code) as a result of such redemption; or

  •
  the redemption is "not essentially equivalent to a dividend" (within the meaning of Section 302(b)(1) of the Code). In general, redemption proceeds are "not essentially equivalent to a dividend" if the redemption results in a "meaningful reduction" of your interest in the issuer.

              In determining whether any of these tests has been met, you must take into account not only the Preferred Shares and other equity interests in us that you actually own, but also shares and other equity interests that you constructively own within the meaning of Section 318 of the Code.

              If none of the above tests giving rise to sale or exchange treatment is satisfied, then a payment made in redemption of the Preferred Shares will be treated as a distribution that is subject to the tax treatment described above under "Distributions on the Preferred Shares." The amount of the distribution will be equal to the amount of cash and the fair market value of property you receive without any offset for your tax basis in the Preferred Shares. Your tax basis in the redeemed Preferred Shares should be transferred to your remaining Preferred Shares. If, however, you have no remaining Preferred Shares, your basis could be lost.

              Any redemption proceeds that are attributable to any declared but unpaid dividends on the Preferred Shares will generally be subject to the rules described above under "U.S. Holders—Distributions on the Preferred Shares."

              We strongly encourage you to consult your own tax advisor regarding: (a) whether a redemption payment will qualify for sale or exchange treatment under Section 302 of the Code or, alternatively, will be characterized as a distribution; and (b) the resulting tax consequences to you in light of your individual facts and circumstances.

              Information Reporting and Backup Withholding.    Information reporting will generally apply to noncorporate U.S. holders with respect to payments of dividends on the Preferred Shares and to certain payments of proceeds on the sale or other disposition of the Preferred Shares. Certain noncorporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Preferred Shares and certain payments of proceeds on the sale or other disposition of the Preferred Shares unless the beneficial owner of the Preferred Shares furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

              U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder's U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service (the "IRS").

Non-U.S. Holders

              Distributions on the Preferred Shares.    Distributions treated as dividends as described above under "U.S. Holders—Distributions on the Preferred Shares" paid to a non-U.S. holder of the Preferred Shares will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

              For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S.

holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder's country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

              Sale or Redemption of the Preferred Shares.    A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption (except as discussed below) or other disposition of the Preferred Shares except for (i) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, (ii) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (iii) non-U.S. holders that are subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (iv) gain if we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes.

              We would not be treated as a "United States real property holding corporation" if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in a capacity as a creditor. To the extent that we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes and a non-U.S. holder was not eligible for a treaty exemption, any gain on the sale of our Preferred Shares would be treated as effectively connected with a trade or business within the United States and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Gain that is treated as effectively connected with a trade or business within the United States will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder was a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected income received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

              We believe that we are not currently and do not anticipate becoming a "United States real property holding corporation" for U.S. federal income tax purposes.

              A payment made to a non-U.S. holder in redemption of the Preferred Shares may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under "U.S. Holders—Sale or Redemption of the Preferred Shares," in which event such payment would be subject to tax as discussed above under "Distributions on the Preferred Shares." Prospective investors should consult their own tax advisors to determine the proper tax treatment of any payment received in redemption of the Preferred Shares.

              Information Reporting and Backup Withholding.    Information returns will be filed with the IRS reporting payments of dividends on the Preferred Shares and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Preferred Shares and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on the Preferred Shares or on the proceeds from a sale or other disposition of the Preferred Shares. Satisfaction of the certification procedures required to claim a reduced rate of withholding under a treaty described above in the section titled "Distributions on the Preferred Shares" will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

New Legislation Relating to Foreign Accounts

              Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities after December 31, 2012. The legislation generally imposes a 30% withholding tax on dividends on or gross proceeds from the sale or other disposition of Preferred Shares paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation generally imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Under recently issued IRS guidance, these rules generally would apply to payments of dividends on the Preferred Shares made after December 31, 2013, and payments of gross proceeds from a disposition of the Preferred Shares made after December 31, 2014. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

              Treasury is offering the Preferred Shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O'Neill & Partners, L.P. as representatives of the several underwriters. The terms and conditions set forth in the underwriting agreement, dated March             , 2012, govern the sale and purchase of the Preferred Shares. Each underwriter named below has severally agreed to purchase from Treasury, and Treasury has agreed to sell to such underwriter, the number of Preferred Shares set forth opposite the name of each underwriter below at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriter	Number of Preferred Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Sandler O'Neill & Partners, L.P.
Drexel Hamilton, LLC
SL Hare Capital, Inc.
TBC Securities, LLC

Total

              The underwriting agreement provides that the obligations of the several underwriters to purchase the Preferred Shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Preferred Shares that Treasury determines to sell, if any are purchased. The number of Preferred Shares that Treasury may determine to sell will depend, in part, upon the success of the auction process. See "Auction Process—The Auction Process—Pricing and Allocation."

              The underwriters plan to offer the Preferred Shares for sale pursuant to the auction process described above under "Auction Process." Preferred Shares sold by the underwriters to the public will be sold at the clearing price determined through that auction process plus accrued dividends thereon. During the auction period, bids may be placed for Preferred Shares at any price in increments of $0.01. The offering of the Preferred Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part. As described under "Auction Process," Treasury may decide not to sell any Preferred Shares in the auction process, regardless of the clearing price set in the auction process.

              The underwriters are committed to purchase and pay for all such Preferred Shares, if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated. The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement.

              The following table shows the per share and total underwriting discounts and commissions that the underwriters will receive and the proceeds Treasury will receive.

Preferred Stock	Per Share	Total
Price to public(1)	$	$
Underwriting discounts and commissions to be paid by Treasury(2)
Proceeds to Treasury

(1)
Plus accrued dividends from and including February 15, 2012.

(2)
Treasury has agreed to pay all underwriting discounts and commissions and transfer taxes. We have agreed to pay all transaction fees, if any, applicable to the sale of the Preferred Shares and certain fees and disbursements of counsel for Treasury incurred in connection with this offering.

              We estimate that the total expenses of this offering, other than the underwriting discounts and commissions and transfer taxes, if any, will be approximately $            and are payable by us.

Restriction on Sales of Securities

              We and Treasury have each agreed with the underwriters, for the period beginning on and including the date of this prospectus supplement through and including the date that is 30 days after the date of this prospectus supplement, that we will not, without the prior written consent of the representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of preferred stock or any securities convertible into, or exercisable or exchangeable for preferred stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers from us to a third party, in whole or in part, directly or indirectly, the economic consequence of ownership of preferred stock whether any such swap or transaction described in (i) or (ii) above is to be settled by delivery of preferred stock or such other securities, in cash or otherwise.

              The restrictions described in the immediately preceding paragraph will not apply to sales by Treasury of any of our Preferred Shares back to us. The underwriters may, in their sole discretion and at any time and from time to time, without notice, release all or any portion of the Preferred Shares and other securities from the foregoing restrictions.

Indemnity

              We have agreed to indemnify Treasury and the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Stabilization

              In connection with this offering, the underwriters may engage in stabilizing transactions.

              Stabilizing transactions permit bids to purchase Preferred Shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of Preferred Shares while this offering is in progress.

              These stabilizing transactions may have the effect of raising or maintaining the market price of our Preferred Shares or preventing or retarding a decline in the market price of our Preferred Shares. As a result, the price of our Preferred Shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Preferred Shares. These transactions may be effected in the open market or otherwise and, if commenced, may be discontinued at any time.

Listing

              The Preferred Shares will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

Selling Restrictions

    United Kingdom

              Each underwriter shall be deemed to have represented, warranted and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the Preferred Shares in circumstances in which Section 21(1) of the FSMA does not apply to our company; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Preferred Shares in, from or otherwise involving the United Kingdom.

              This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth companies, unincorporated associations and other persons, falling within Article 49(2)(a) to (d) of the Order or (iv) other persons to whom it may be lawfully communicated in accordance with the Order (all such persons together being referred to as "relevant persons"). The Preferred Shares are only available to, and investment activity will only be engaged in with, relevant persons. Any person that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus of either of their representative contents.

    European Economic Area

              In relation to each Member State of the European Economic Area (the "EEA") that has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer to the public of any Preferred Shares that are the subject of the offering contemplated in this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Preferred Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

                  (a)   at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

                  (b)   at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than "qualified investors," as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

                  (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Preferred Shares shall result in a requirement for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

              For the purposes of this provision, the expression "an offer to the public of any Preferred Shares" in relation to the Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Preferred Shares to be offered so as to enable an investor to decide to purchase the Preferred Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Conflict of Interest; Other Relationships

              From time to time, the underwriters and their affiliates have provided, and may continue to provide, investment banking and other financial advisory services to us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

              In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

              The validity of the Preferred Shares offered by this prospectus supplement and certain other legal matters will be passed upon for us by Spidi & Fisch, PC, Washington, DC. The underwriters are represented by Sidley Austin LLP, New York, New York.

EXPERTS

              Our consolidated financial statements as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011, and the assessment of the effectiveness of internal controls over financial reporting as of December 31, 2011, have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of KPMG LLP, registered independent public accountants, incorporated by reference herein and therein and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

WSFS FINANCIAL CORPORATION

52,625 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A,
Liquidation Preference Amount $1,000 Per Share
(or Depositary Shares Evidencing Fractional Interests in Such Shares)

175,105 Shares of Common Stock and a Warrant to Purchase Such Shares

        This prospectus relates to (i) 52,625 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference amount $1,000 per share, or, in the event such shares are deposited with a depositary as described in this prospectus, depositary shares evidencing fractional interests in such shares, (ii) a warrant, or portions thereof, which expires on January 23, 2019, to purchase 175,105 shares of our common stock at an exercise price of $45.08 per share, subject to adjustment as described in this prospectus, and (iii) the shares of our common stock which may be purchased upon exercise of the warrant. The shares of the Series A Preferred Stock and the warrant were issued by us on January 23, 2009 to the United States Department of the Treasury as part of Treasury's Troubled Asset Relief Program Capital Purchase Program in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended.

        The selling securityholders who may sell or otherwise dispose of the securities offered by this prospectus include Treasury and any other holders of the securities covered by this prospectus to whom Treasury has transferred its registration rights in accordance with the terms of the securities purchase agreement between us and Treasury. The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents' commissions, if any. We will not receive any proceeds from the sale of securities by the selling securityholders.

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "WSFS." On March 13, 2009, the closing sale price of our common stock on the Nasdaq Global Select Market was $24.95 per share. Neither the Series A Preferred Stock nor the warrant is currently listed on any established securities exchange or quotation system and we do not intend to seek such a listing for these securities unless we are requested to do so by the United States Department of the Treasury.

        On March 13, 2009, the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates was approximately $110.8 million.

        The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

        Investing in the securities offered by this prospectus involves risks. See "Risk Factors" beginning on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 13, 2009

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration, or continuous offering, process. Under this process, the selling securityholders may from time to time sell or otherwise dispose of the securities described in this prospectus in one or more offerings.

        You should rely only on the information contained or incorporated by reference in this prospectus and any supplement to this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

        All references in this prospectus to "we," "us," "our" or similar references mean WSFS Financial Corporation and its consolidated subsidiaries and all references in this prospectus to "WSFS" or the "Company" mean WSFS Financial Corporation excluding its subsidiaries, in each case unless otherwise expressly stated or the context otherwise requires. When we refer to "WSFS Bank" in this prospectus, we mean our subsidiary, Wilmington Savings Fund Society, FSB which is a federal savings bank. We sometimes refer to Wilmington Savings Fund Society, FSB as the "Bank."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." These forward-looking statements which are based on various assumptions (some of which are beyond the Company's control) are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the forward-looking statements, including:

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  the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs;

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  the volatility in the financial and securities markets, including changes with respect to the market value of our financial assets;

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  the overall quality of the composition of our loan and securities portfolios;

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  changes in general economic conditions, either nationally or in our market areas;

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  changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources;

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  fluctuations in the demand for loans, the number of unsold homes and other properties and other properties and fluctuations in real estate values in our market areas;

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  results of examinations of the Bank by the Office of Thrift Supervision ("OTS"), including the possibility that the OTS may, among other things, require us to increase our allowance for loan losses or to write-down assets;

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  our ability to control operating costs and expenses;

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  our ability to manage loan delinquency rates and net charge-offs;

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  our ability to retain key members of our senior management team;

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  changes resulting from our participation in the Capital Purchase Program including additional conditions that may be imposed in the future on participating companies;

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  increased competitive pressures among financial services companies;

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  changes in consumer and business spending, borrowing and savings habits and demand for financial services in our market area;

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  legislative or regulatory changes that adversely affect our business;

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  monetary and fiscal policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the U.S. Government and other governmental initiatives affecting the financial services industry;

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  changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

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  war or terrorist activities; and

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  other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus and the incorporated documents and in our other filings with the SEC.

        Some of these and other factors are discussed in this prospectus under the caption "Risk Factors" and elsewhere in this prospectus and in the incorporated documents. The development of any or all of these factors could have an adverse impact on our financial position and our results of operations.

        Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, unless otherwise required to do so by law or regulation. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus or the incorporated documents might not occur, and you should not put undue reliance on any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we may file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus, and the information we later file with the SEC that is incorporated by reference in this prospectus will automatically update information previously contained in this prospectus and any incorporated

ii

document. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed modified or superseded to the extent that a later statement contained in this prospectus or in an incorporated document modifies or supersedes such earlier statement.

        This prospectus incorporates by reference the documents listed below that we have filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC):

Report(s)	Period(s) of Report(s) or Date(s) Filed
• Annual Report on Form 10-K	For the fiscal year ended December 31, 2007
• Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008
• Current Reports on Form 8-K

Events Dated January 24, 2008, March 17, 2008, April 24, 2008, May 2, 2008, July 24, 2008, July 28, 2008, October 23, 2008, October 23, 2008, October 27, 2008, January 13, 2009, January 21, 2009, January 23, 2009, January 23, 2009 (Form 8-K/A), January 27, 2009 and February 3, 2009

        We also incorporate by reference any future documents we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC. In addition, we incorporate by reference the description of our common stock contained in our Registration Statement on Form 8-A we filed with the SEC on July 7, 1989.

        These documents are available without charge to you on the Internet at www.wsfsbank.com or if you call or write to: Investor Relations, WSFS Financial Corporation, 500 Delaware Avenue, Wilmington, Delaware 19801 (302) 792-6000. Our periodic reports are also available on our website at www.wsfsbank.com. The reference to our website is not intended to be an active link and the information on our website is not, and you must not consider the information to be, a part of this prospectus.

        We have also filed a registration statement with the SEC relating to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented or incorporated by reference in the registration statement and its exhibits. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC as described above. The registration statement may contain additional information that may be important to you.

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PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should read this entire prospectus, including the "Risk Factors" section, and the documents incorporated by reference, which are described under "Where You Can Find More Information" in this prospectus.

 WSFS Financial Corporation

        WSFS Financial Corporation (the "Company," "our Company," "we", "our" or "us") is parent to WSFS Bank ("WSFS Bank" or the "Bank"), one of the ten oldest banks in the United States continuously-operating under the same name. A permanent fixture in this community, WSFS has been in operation for more than 175 years. In addition to its focus on stellar customer service, the Bank has continued to fuel growth and remain relevant. The Bank is a relationship-focused, locally-managed, community banking institution that has grown to become the largest thrift holding company in the State of Delaware, the second largest commercial lender in the state and the fourth largest bank in terms of Delaware deposits.

        WSFS' core banking business is commercial lending funded by customer-generated deposits. We have built a $1.7 billion commercial loan portfolio by recruiting the best seasoned commercial lenders in our markets and offering a high level of service and flexibility typically associated with a community bank. We fund this business primarily with deposits generated through commercial relationships and retail deposits in our 35 branch retail banking franchise located in Delaware, southeastern Pennsylvania and Northern Virginia. We also offer a broad variety of consumer loan products, retail securities and insurance brokerage through our retail branches.

        In 2005, we established WSFS Wealth Strategies, our wealth management services division. We built this division in response to demand from our commercial banking clients as their businesses and our relationships with them matured. We also built this business as we learned that competitors in our market provide a poor service and product offering to non-ultra wealthy clients—those with less than $5 million in investable assets. Our wealth management business is complemented by an asset management company, Cypress Capital, which we acquired in 2004.

        Our Cash Connect division is a premier provider of ATM Vault Cash and related services in the United States. Cash Connect manages more than $265.7 million in vault cash in approximately 10,000 ATMs nationwide and also provides online reporting and ATM cash management, predictive cash ordering, armored carrier management, ATM processing and equipment sales. Cash Connect also operates over 300 ATMs for WSFS Bank, which owns the largest branded ATM network in Delaware.

        During the second quarter of 2008 we acquired a majority interest in 1st Reverse Financial Services, LLC (1st Reverse), specializing in reverse mortgage lending nationwide.

        The Company's website address is www.wsfsbank.com. The Company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed by the Company with the Securities and Exchange Commission are available free of charge on the Company's website under the Investor Relations menu. Information on our website should not be treated as part of this prospectus.

Securities Being Offered

        On January 23, 2009, pursuant to the Troubled Asset Relief Program Capital Purchase Program ("TARP") of the United States Department of the Treasury ("Treasury"), we sold to Treasury 52,625 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Series A Preferred Stock"), liquidation preference amount $1,000 per share, for an aggregate purchase price of

$52.6 million, and concurrently issued to Treasury a ten-year warrant to purchase up to 175,105 shares of our common stock at an exercise price of $45.08 per share. The issuance of the Series A Preferred Stock and the warrant were completed in a private placement to Treasury exempt from the registration requirements of the Securities Act of 1933. We were required under the terms of the related securities purchase agreement between us and Treasury to register for resale the shares of the Series A Preferred Stock, the warrant and the shares of our common stock underlying the warrant. This registration includes depositary shares, representing fractional interests in the Series A Preferred Stock, which may be resold pursuant to this prospectus in lieu of whole shares of Series A Preferred Stock in the event Treasury requests that we deposit the Series A Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the securities purchase agreement. See "Description of Depositary Shares." The terms of the Series A Preferred Stock, the warrant and our common stock are described under "Description of Series A Preferred Stock," "Description of Warrant," and "Description of Capital Stock." The securities purchase agreement between us and Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed dated January 23, 2009, and incorporated into this prospectus by reference. See "Where You Can Find More Information."

RISK FACTORS

        An investment in our securities is subject to certain risks. Before you invest in our securities, in addition to the risk factors set forth below and other information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled "Risk Factors" in any prospectus supplement, as well as our most recent Annual Report on Form 10-K, and in any of our subsequent reports that we have made or will make with the SEC under the Exchange Act which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. In that event, the value of our securities could decline, and you may lose all or part of your investment. The risks discussed below or incorporated by reference herein also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

 Risks Related to Our Business

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. economy or the U.S. banking system.

        On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the "EESA") which, among other measures, authorizes Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under a troubled asset relief program, or "TARP." The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. Under the TARP Capital Purchase Program, Treasury is purchasing equity securities from participating institutions. The Series A Preferred Stock and warrant offered by this prospectus were issued by us to Treasury pursuant to the TARP Capital Purchase Program. The EESA also increased federal deposit insurance on most deposit accounts from $100,000 to $250,000. This increase is in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry.

        The EESA followed, and has been followed by, numerous actions by the Board of Governors of the Federal Reserve System, the U.S. Congress, Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. Most recently, on February 17, 2009, the American Recovery and Reinvestment Act of 2009 ("ARRA") was signed into law. ARRA, more commonly known as the economic stimulus bill or economic recovery package, is intended to stimulate the economy and provides for broad infrastructure, education and health spending.

        In addition, the Internal Revenue Service ("IRS") has issued an unprecedented wave of guidance in response to the credit crisis, including a relaxation of limits on the ability of financial institutions that undergo an "ownership change" to utilize their pre-change net operating losses and net unrealized built-in losses. The relaxation of these limits may make significantly more attractive the acquisition of financial institutions whose tax basis in their loan portfolios significantly exceeds the fair market value of those portfolios.

        On October 14, 2008, the FDIC announced the establishment of a temporary liquidity guarantee program to provide full deposit insurance for all non-interest bearing transaction accounts and guarantees of certain newly issued senior unsecured debt issued by FDIC-insured institutions and their holding companies. Insured institutions were automatically covered by this program from October 14, 2008 until December 5, 2008, unless they opted out prior to that date. Under the program, the FDIC will guarantee timely payment of newly issued senior unsecured debt issued on or before June 30, 2009. The debt includes all newly issued unsecured senior debt including promissory notes, commercial paper and inter-bank funding. The aggregate coverage for an institution may not exceed 125% of its debt outstanding on September 30, 2008 that was scheduled to mature before June 30, 2009, or, for certain insured institutions, 2% of liabilities as of September 30, 2008. The guarantee will extend to June 30, 2012 even if the maturity of the debt is after that date. The Bank elected to participate in both parts of the temporary liquidity guarantee program.

        The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system. The EESA, the ARRA and the other regulatory initiatives described above may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Difficult market conditions and economic trends have adversely affected our industry and our business.

        We are particularly exposed to downturns in the U. S. housing market. Dramatic declines in the housing market over the past year, with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of assets by many financial institutions. In addition, the values of real estate collateral supporting many loans have declined and may continue to decline. General downward economic trends, reduced availability of commercial credit and increasing unemployment have negatively impacted the credit performance of commercial and consumer credit, resulting in additional write-downs. Concerns over the stability of the financial markets and the economy have resulted in decreased credit supply in part due to the reduction in non-bank providers of credit in the marketplace. This market turmoil and tightening of credit has led to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity. Competition among depository institutions for deposits has increased significantly. Financial institutions have experienced decreased access to deposits or borrowings. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition, results of operations and stock price. We do not expect that the difficult market conditions will improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the industry. In particular, we may face the following risks in connection with these events:

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  Our ability to assess the creditworthiness of customers and to estimate the losses inherent in our credit exposure is made more complex by these difficult market and economic conditions.

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  We also may be required to pay even higher Federal Deposit Insurance Corporation premiums than the recently increased level, because financial institution failures resulting from the depressed market conditions have depleted and may continue to deplete the deposit insurance fund and reduce its ratio of reserves to insured deposits.

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  Our ability to borrow from other financial institutions or the Federal Home Loan Bank on favorable terms or at all could be adversely affected by further disruptions in the capital markets or other events.

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  We may experience a decline in the value of our investment in Federal Home Loan Bank stock, which could result in a writedown of this investment.

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  We may experience increases in foreclosures, delinquencies and customer bankruptcies, as well as more restricted access to funds.

We are subject to extensive regulation which could have an adverse effect on our operations.

        We are subject to extensive regulation and supervision from the Office of Thrift Supervision and the FDIC. This regulation and supervision is intended primarily for the protection of the FDIC insurance fund and our depositors and borrowers, rather than for holders of our equity securities. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on operations, the classification of our assets and determination of the level of the allowance for loan losses. As a result of recent market conditions, we expect to face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

The securities purchase agreement between us and Treasury permits Treasury to impose additional restrictions on us retroactively.

        The securities purchase agreement we entered into with Treasury permits Treasury to unilaterally amend the terms of the securities purchase agreement to comply with any changes in federal statutes after the date of its execution. ARRA imposed additional executive compensation and expenditure limits on all current and future TARP recipients, including us, until we have repaid the Treasury. These additional restrictions may impede our ability to attract and retain qualified executive officers. ARRA also permits TARP recipients to repay the Treasury without penalty or requirement that additional capital be raised, subject to Treasury's consultation with our primary federal regulator while the securities purchase agreement required that, for a period of three years, the Series A Preferred Stock could generally only be repaid if we raised additional capital to repay the securities and such capital qualified as Tier 1 capital. Additional unilateral changes in the securities purchase agreement could have a negative impact on our financial condition and results of operations.

The Company is subject to liquidity risk.

        Due to our continued growth in our lending operations, particularly in corporate and small business lending, our loans have exceeded customer deposit funding. Changes in interest rates or alternative investment opportunities and other factors may make deposit gathering more difficult. Additionally, interest rate changes or disruptions in the capital market may make the terms of the borrowings and brokered deposits less favorable. As a result, there is a risk that the cost of funding will increase or that we will not have funds to meet our obligations when they come due.

Current levels of market volatility are unprecedented.

        The capital and credit markets have been experiencing volatility and disruption for more than a year. In recent months, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers' underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition, results of operations and cash flows.

The market value of our securities portfolio may be impacted by the level of interest rates and the credit quality and strength of the underlying issuers and general liquidity in the market for investment securities.

        If a decline in market value of a security is determined to be other than temporary, under generally accepted accounting principles, we are required to write these securities down to their estimated fair value. As of December 31, 2008, we owned securities classified as available for sale with an aggregate historical cost of $555.5 million and an estimated fair value of $535.9 million. During the quarter ended December 31, 2008, we did not have any securities that were determined to be other than temporarily impaired, although we can give no assurance that we will not have other than temporarily impaired securities in the future. Future changes in interest rates or the credit quality and strength of the underlying issuers may reduce the market value of these and other securities. If such decline is determined to be other than temporary, we will write them down through a charge to earnings to their then current fair value. Changes in values of securities affect our equity and may impact earnings.

Our profitability could be adversely affected if we are unable to promptly deploy the capital raised in our recent offering.

        We may not be able to immediately deploy all of the capital raised in the recent sale of the Series A Preferred Stock to the Treasury. Investing the offering proceeds in securities until we are able to deploy the proceeds will provide lower margins than we generally earn on loans, potentially adversely affecting shareholder returns, including earnings per share, return on assets and return on equity.

Risks Related to the Series A Preferred Stock

The Series A Preferred Stock is equity and is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on the Series A Preferred Stock; and the Series A Preferred Stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

        Shares of the Series A Preferred Stock are equity interests in WSFS and do not constitute indebtedness. As such, the Series A Preferred Stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on WSFS with respect to assets available to satisfy claims on WSFS, including in an unlikely liquidation of WSFS. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series A Preferred Stock, (1) dividends are payable only when, as and if authorized and declared by, our Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant, (2) as a Delaware corporation, we may only pay dividends out of surplus or out of net profits for the year; and (3) we may not pay dividends on our capital stock if we are in default on certain indebtedness or have elected to defer payments of interest on our subordinated indebtedness.

        WSFS is an entity separate and distinct from its principal subsidiary, WSFS Bank, and derives substantially all of its revenue in the form of dividends from that subsidiary. Accordingly, WSFS is and will be dependent upon dividends from the Bank to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on the Series A Preferred Stock and its common stock. The Bank's ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. In the event the Bank is unable to pay dividends to WSFS, WSFS may not be able to pay dividends on the Series A Preferred Stock. Also, our right to participate in a distribution of assets upon a subsidiary's liquidation or reorganization is subject to the prior claims of the subsidiary's creditors.

        In addition, the Series A Preferred Stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred Stock or to which the Series A Preferred Stock will be structurally subordinated.

An active trading market for the Series A Preferred Stock may not develop.

        The Series A Preferred Stock is not currently listed on any securities exchange and we do not anticipate listing the Series A Preferred Stock on an exchange unless we are requested to do so by Treasury pursuant to the securities purchase agreement between us and Treasury. There can be no assurance that an active trading market for the Series A Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the Series A Preferred Stock may be adversely affected.

The Series A Preferred Stock may be junior in rights and preferences to our future preferred stock.

        Subject to approval by the holders of at least 66 2/3% of the shares of Series A Preferred Stock then outstanding, voting together as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Series A Preferred Stock. The terms of any such future preferred stock expressly senior to the Series A Preferred Stock may restrict dividend payments on the Series A Preferred Stock. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Series A Preferred Stock have been paid for the relevant periods, no dividends will be paid on the Series A Preferred Stock, and no shares of the Series A Preferred Stock may be repurchased, redeemed, or otherwise acquired by us. This could result in dividends on the Series A Preferred Stock not being paid when contemplated. In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series A Preferred Stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

Holders of the Series A Preferred Stock have limited voting rights.

        Unless and until we are in arrears on our dividend payments on the Series A Preferred Stock for six dividend periods, whether or not consecutive, the holders of the Series A Preferred Stock will have no voting rights except with respect to certain fundamental changes in the terms of the Series A Preferred Stock and certain other matters and except as may be required by Delaware law. If dividends on the Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the total number of positions on the WSFS Board of Directors will automatically increase by two and the holders of the Series A Preferred Stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See "Description of Series A Preferred Stock—Voting Rights." Based on the current number of members of the WSFS Board of Directors (14), directors elected by the holders of the common stock would have a controlling majority of the Board and would be able to take any action approved by them notwithstanding any objection by the directors elected by the holders of the Series A Preferred Stock.

If we are unable to redeem the Series A Preferred Stock after five years, the cost of this capital to us will increase substantially.

        If we are unable to redeem the Series A Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $2.6 million annually) to 9.0% per annum (approximately $4.7 million annually). See "Description of Series A Preferred Stock—Redemption and Repurchases." Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Stock could have a material negative effect on our liquidity.

Risks Related to Our Common Stock

Our common stock is not insured and you could lose the value of your entire investment.

        An investment in shares of our common stock is not a deposit and is not insured against loss by the government.

Our management controls a substantial percentage of our stock and therefore have the ability to exercise substantial influence over our affairs.

        As of December 31, 2008, our directors and executive officers beneficially owned approximately 490,685 shares, or approximately 8% of our outstanding common stock, including options to purchase approximately 289,791 shares, in the aggregate, of our common stock at exercise prices ranging from $10.81 to $69.00 per share and exercisable within 60 days of December 31, 2008. Because of the large percentage of stock held by our directors and executive officers, these persons could influence the outcome of any matter submitted to a vote of our shareholders.

We may issue additional shares of common or preferred stock, which may dilute the ownership and voting power of our shareholders and the book value of our common stock.

        We are currently authorized to issue up to 20,000,000 shares of common stock of which 6,159,199 shares were outstanding as of December 31, 2008 and up to 7,500,000 shares of preferred stock of which no shares were outstanding as of December 31, 2008 and 52,625 shares are outstanding as of the date hereof. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares and to establish the terms of any series of preferred stock. These authorized but unissued shares could be issued on terms or in circumstances that could dilute the interests of other stockholders. In addition, a total of 862,000 shares of common stock are reserved for issuance under our stock-based incentive plans of which 327,851 shares of common stock are subject to options or grants of restricted stock units. As of December 31, 2008, options to purchase a total of 473,445 shares were exercisable and had exercise prices ranging from $10.81 to $69.00. Any such issuance will dilute the percentage ownership interest of shareholders and may further dilute the book value of our common stock.

Provisions of Delaware General Corporation Law could deter takeovers which are opposed by the Board of Directors.

        Section 203 of the Delaware General Corporation Law limits our ability to enter into business combination transactions with any interested stockholder (generally defined as a beneficial owner, directly or indirectly, of 15% or more of our outstanding voting stock) for a period of three years following the interested stockholder's share acquisition date unless (i) the board of directors approves the transaction prior to the stock acquisition date; (ii) the proposed business combination is approved by the board and then approved by a vote of at least 66 2/3% of the outstanding shares which are not owned by the interested stockholder; or (iii) upon completion of the transaction, the interested stockholder would own at least 85% of the outstanding shares. This provision may have the effect of preventing a business combination that is not first approved by the board of directors.

The securities purchase agreement between us and Treasury limits our ability to pay dividends on and repurchase our common stock.

        The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) January 23, 2012 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) pay a quarterly cash dividend on our common stock greater than $0.12 per share or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series A Preferred Stock or trust preferred securities. In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series A Preferred Stock. These restrictions, together with the potentially dilutive impact of the warrant described in the next risk factor, could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors.

The Series A Preferred Stock impacts net income available to our common stockholders and earnings per common share, and the warrant we issued to Treasury may be dilutive to holders of our common stock.

        The dividends declared and the accretion of the discount on the Series A Preferred Stock will reduce the net income available to common stockholders and our earnings per common share. The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of WSFS. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to Treasury in conjunction with the sale to Treasury of the Series A Preferred Stock is exercised. The shares of common stock underlying the warrant represent approximately 2.75% of the shares of our common stock outstanding as of March 13, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding). Although Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

USE OF PROCEEDS

        All securities sold pursuant to this prospectus will be sold by the selling securityholders and we will not receive the proceeds from such sales.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

        No shares of the Series A Preferred Stock or of any other class of preferred stock were outstanding during any of the periods shown below. Consequently, the ratio of earnings to fixed charges and preferred dividends was the same as the ratio of earnings to fixed charges during all of the periods shown below. Our consolidated ratio of earnings to combined fixed charges and preferred dividends for each of the periods indicated is as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:
Excluding interest on deposits	1.94x	1.91x	1.84x	1.81x	2.04x	2.40x	2.36x
Including interest on deposits	1.47x	1.42x	1.40x	1.46x	1.68x	2.05x	2.01x

        For the purpose of computing the ratios of earnings to combined fixed charges and preferred stock dividends, earnings consist of consolidated income from continuing operations before provision for income taxes and fixed charges, and combined fixed charges consist of interest expense, amortization of debt issuance costs, and the portion of rental expense deemed to represent interest.

 DESCRIPTION OF SERIES A PREFERRED STOCK

        This section summarizes specific terms and provisions of the Series A Preferred Stock. The description of the Series A Preferred Stock contained in this section is qualified in its entirety by the actual terms of the Series A Preferred Stock, as are stated in the certificate of amendment to our Amended and Restated Certificate of Incorporation, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed on January 23, 2009 and incorporated by reference into this prospectus. See "Where You Can Find More Information."

General

        The Series A Preferred Stock constitutes a single series of our preferred stock, consisting of 52,625 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share. The Series A Preferred Stock has no maturity date. We issued the shares of Series A Preferred Stock, together with the warrant, to Treasury on January 23, 2009 in connection with the TARP Capital Purchase Program for a purchase price of $52.6 million. Pursuant to the securities purchase agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued. See "Description of Depositary Shares."

Dividends

        Rate.    Dividends on the Series A Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 5% per annum from January 23, 2009 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2009. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a "dividend period." Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term "business day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

        Dividends on the Series A Preferred Stock will be cumulative. If for any reason our Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

        We are not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.

        Priority of Dividends.    So long as the Series A Preferred Stock remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

        "Junior Stock" means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of WSFS. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

        "Parity Stock" means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of WSFS, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of WSFS, holders of the Series A Preferred Stock will be entitled to receive for each share of Series A Preferred Stock, out of the assets of WSFS or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

        For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger nor consolidation of WSFS with another entity nor a sale, lease or exchange of all or substantially all of WSFS' assets will constitute a liquidation, dissolution or winding up of the affairs of WSFS.

Redemptions and Repurchases

        Pursuant to the terms of the Certificate of Designations, the Series A Preferred Stock is redeemable at our option in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date, and provided further that the Series A Preferred Stock may be redeemed prior to the first dividend payment date falling after the third anniversary of the original issuance date (i.e., prior to February 15, 2012) only if (i) we have, or our successor following a business combination with another entity which also participated in the TARP Capital Purchase Program has, raised aggregate gross proceeds in one or more Qualified Equity Offerings of at least the Minimum Amount and (ii) the aggregate redemption price of the Series A Preferred Stock does not exceed the aggregate net proceeds from such Qualified Equity Offerings by us and any successor. The "Minimum Amount" means $13,156,250 plus, in the event we are succeeded in a business combination by another entity which also participated in the TARP Capital Purchase Program, 25% of the aggregate liquidation preference amount of the preferred stock issued by that entity to Treasury. A "Qualified Equity Offering" is defined as the sale for cash by WSFS (or its successor) of preferred stock or common stock that qualifies as Tier 1 capital under applicable regulatory capital guidelines.

        As a result of the enactment of ARRA, we may now redeem the Series A Preferred Stock at any time without penalty or the need to raise additional capital, subject to Treasury's consultation with the appropriate federal banking agency.

        To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our Board of Directors determines to be fair and equitable.

        The securities purchase agreement between us and Treasury provides that so long as Treasury continues to own any shares of Series A Preferred Stock, we may not repurchase any shares of Series A Preferred Stock from any other holder of such shares unless we offer to repurchase a ratable portion of the shares of Series A Preferred Stock then held by the Treasury on the same terms and conditions.

        Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series A Preferred Stock.

No Conversion Rights

        Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

        The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Delaware law.

        Whenever dividends have not been paid on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of WSFS will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the "Preferred Directors") to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Series A Preferred Stock.

        No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

        The term "Voting Parity Stock" means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock (as defined under "—Dividends-Priority of Dividends") upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

        Under federal regulations, if the holders of the Series A Preferred Stock are or become entitled to vote for the election of directors, the Series A Preferred Stock may then be deemed a "class of voting securities" and a holder of 10% or more of the Series A Preferred Stock that is a company may then be subject to regulation as a savings and loan holding company. In addition, at such time as the Series A Preferred Stock is deemed a class of voting securities, (a) any bank holding company may be required to obtain the approval of the Federal Reserve to acquire more than 5% of the Series A Preferred Stock and (b) any person may be required to obtain the approval of the Federal Reserve to acquire or retain 10% or more of the Series A Preferred Stock.

        In addition to any other vote or consent required by Delaware law or by our Restated Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, is required in order to do the following:

  •
  amend our Restated Certificate of Incorporation or the Certificate of Designations to the Restated Certificate of Incorporation which sets forth the terms of the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of WSFS; or

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  amend our Restated Certificate of Incorporation or the Certificate of Designations to the Amended and Restated Certificate of Incorporation which sets forth the terms of the Series A Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

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  consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of WSFS with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding or, in the case of a merger or consolidation in which WSFS is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

        To the extent holders of the Series A Preferred Stock are entitled to vote, holders of shares of the Series A Preferred Stock will be entitled to one vote for each share then held.

        The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of the Series A Preferred Stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

 DESCRIPTION OF DEPOSITARY SHARES

        Pursuant to the securities purchase agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued. The Shares of Series A Preferred Stock would be held by a depositary (expected to be a bank or trust company) reasonably acceptable to Treasury. If we enter into such a depositary arrangement, the selling securityholders would be offering depositary shares, each representing a fraction of a share of Series A Preferred Stock, instead of actual whole shares of Series A Preferred Stock. The actual terms of any such depositary arrangement would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus. See "Where You Can Find More Information."

DESCRIPTION OF WARRANT

        This section summarizes specific terms and provisions of the warrant we issued to Treasury on January 23, 2009 concurrent with our sale to Treasury of 52,625 shares of Series A Preferred Stock pursuant to the TARP Capital Purchase Program. The description of the warrant contained in this section is qualified in its entirety by the actual terms of the warrant, a copy of which was attached as Exhibit 4.2 to our Current Report on Form 8-K filed on January 23, 2009, and incorporated by reference into this prospectus. See "Where You Can Find More Information."

General

        The warrant gives the holder the right to initially purchase up to 175,105 shares of our common stock at an exercise price of $45.08 per share. Subject to the limitations on exercise to which Treasury is subject described under "—Transferability," the warrant is immediately exercisable and expires on January 23, 2019. The exercise price may be paid (i) by having us withhold from the shares of common stock that would otherwise be issued to the warrant holder upon exercise, a number of shares of common stock having a market value equal to the aggregate exercise price or (ii) if both we and the warrant holder consent, in cash.

Possible Reduction in Number of Shares

        If we (or any successor to us by a business combination) complete one or more Qualified Equity Offerings (as defined under "Description of Series A Preferred Stock-Redemption and Repurchases") prior to December 31, 2009 resulting in aggregate gross proceeds of at least $52.6 million (plus the aggregate liquidation preference amount of any preferred stock issued to Treasury by a successor to us), the number of shares of common stock underlying the warrant then held by Treasury will be reduced by 50%. The number of shares subject to the warrant are subject to further adjustment as described below under "—Other Adjustments."

Transferability

        The warrant is not subject to any restrictions on transfer; however, Treasury may only transfer or exercise the warrant with respect to one-half of the shares underlying the warrant prior to the earlier of (i) the date on which we (or any successor to us by a business combination) have received aggregate gross proceeds of at least $52.6 million (plus the aggregate liquidation preference amount of any preferred stock issued to Treasury by a successor to us) from one or more Qualified Equity Offerings (including those by any successor to us by a business combination) and (ii) December 31, 2009.

Voting of Warrant Shares

        Treasury has agreed that it will not vote any of the shares of common stock that it acquires upon exercise of the warrant. This does not apply to any other person who acquires any portion of the warrant, or the shares of common stock underlying the warrant, from Treasury.

Other Adjustments

        The exercise price of the warrant and the number of shares underlying the warrant automatically adjust upon the following events:

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  any stock split, stock dividend, subdivision, reclassification or combination of our common stock;

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  until the earlier of (i) the date on which Treasury no longer holds any portion of the warrant and (ii) January 23, 2012, issuance of our common stock (or securities convertible into our common stock) for consideration (or having a conversion price per share) less than 90% of then current market value, except for issuances in connection with benefit plans, business acquisitions and public or other broadly marketed offerings;

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  A pro rata repurchase by us of our common stock; or

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  a determination by our Board of Directors to make an adjustment to the anti-dilution provisions as are reasonably necessary, in the good faith opinion of the Board, to protect the purchase rights of the warrant holders.

        In addition, if we declare any dividends or distributions on our common stock other than our historical, ordinary cash dividends, dividends paid in our common stock and other dividends or distributions covered by the first bullet point above, the exercise price of the warrant will be adjusted to reflect such distribution.

        In the event of any merger, consolidation, or other business combination to which we are a party, the warrantholder's right to receive shares of our common stock upon exercise of the warrant will be converted into the right to exercise the warrant to acquire the number of shares of stock or other securities or property (including cash) which the common stock issuable upon exercise of the warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination. For purposes of the provision described in the preceding sentence, if the holders of our common stock have the right to elect the amount or type of consideration to be received by them in the business combination, then the consideration that the warrantholder will be entitled to receive upon exercise will be the amount and type of consideration received by a majority of the holders of the common stock who affirmatively make an election.

No Rights as Stockholders

        The warrant does not entitle its holder to any of the rights of a stockholder of WSFS prior to exercise.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of:

  •
  20,000,000 shares of common stock, par value $0.01 per share; and

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  7,500,000 shares of preferred stock, par value $0.01 per share.

        As of March 13, 2009, there were 6,190,987 shares of our common stock issued and outstanding and 52,625 shares of our preferred stock issued and outstanding, all of which consisted of our Series A Preferred Stock.

        In this section we describe certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Restated Certificate of Incorporation and bylaws and to applicable Delaware law.

Common Stock

        General.    Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. There is cumulative voting with respect to the election of directors. Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of the Series A Preferred Stock and any other series of our preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

        Restrictions on Dividends and Repurchases Under Agreement with Treasury.    The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) January 23, 2012 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series A Preferred Stock or trust preferred securities.

Preferred Stock

        Our Restated Certificate of Incorporation permits our Board of Directors to authorize the issuance of up to 7,500,000 shares of preferred stock, par value $0.01 per share, in one or more series, without stockholder action. The Board of Directors can fix the designation, powers, preferences and rights of each series. Therefore, without approval of the holders of our common stock or the Series A Preferred Stock (except as may be required under the terms of the Series A Preferred Stock (see "Description of Series A Preferred Stock—Voting Rights") or by the rules of the Nasdaq Stock Market or any other exchange or market on which our securities may then be listed or quoted), our Board of Directors may authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of our common stock and the Series A Preferred Stock and may assist management in impeding any unfriendly takeover or attempted change in control. See "—Anti-Takeover Effects—Authorized Shares."

        For a description of the terms of the Series A Preferred Stock, see "Description of Series A Preferred Stock."

Anti-takeover Effects

        The provisions of our Restated Certificate of Incorporation and Bylaws summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

        Authorized Shares.    Our Restated Certificate of Incorporation authorizes the issuance of 20,000,000 shares of common stock and 7,500,000 shares of preferred stock. These shares of common stock and preferred stock provide our Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.

        Special Meetings of Stockholders.    Our bylaws provides that special meetings of stockholders may be called by our Board of Directors by vote of a majority of the directors. Stockholders are not entitled to call special meetings of stockholders.

        Action by Stockholders Without A Meeting.    Our bylaws provide that no action may be taken by stockholders without a meeting.

        Consideration of Non-Monetary Factors.    Our Restated Certificate of Incorporation provides that when considering any offer to purchase or otherwise acquire all or a substantial part of the Company, the Board may consider all relevant factors including the social and economic effects of the acceptance of such offer on the Company's customers, employees, communities and other constituencies.

        Delaware Interested Stockholder Statute.    Section 203 of the Delaware General Corporation Law limits our ability to enter into business combination transactions with any interested shareholder for three years following the interested shareholder's stock acquisition date, unless (i) the board of directors approves the business combination or the stock acquisition prior to the interested stockholder's stock acquisition date; (ii) upon completion of the transaction, the interested stockholder would own at least 85% of the outstanding shares of the corporation; or (iii) the business combination is approved by the Board and subsequently approved by the stockholders by a vote of at least 66 2/3 percent of the outstanding shares which are not owned by the interested stockholder.

        An interested stockholder includes:

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  a beneficial owner, directly or indirectly, of 15% or more of our outstanding voting stock; or

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  an affiliate or associate of WSFS who, at any time within the three years prior to the date in question was a beneficial owner, directly or indirectly, of 15% or more of the outstanding voting stock.

        Amendment of Restated Certificate of Incorporation and Bylaws.    Our Restated Certificate of Incorporation generally may be amended upon approval by the Board of Directors and the holders of a majority of the outstanding shares of our common stock. Our bylaws may be amended either by the Board of Directors, by a vote of a majority of the whole Board, or by our stockholders, by the vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

        Advance Notice Provisions.    Our bylaws provide that we must receive written notice of any stockholder proposal for business at an annual meeting of stockholders, or any stockholder director nomination for an annual meeting of stockholders, not less than 90 days or more than 120 days before the anniversary date of the preceding year's annual meeting.

Transfer Agent

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust.

 SELLING SECURITYHOLDERS

        The selling securityholders may include (i) Treasury, which acquired all of the shares of Series A Preferred Stock and the warrant from us on January 23, 2009 in a private placement exempt from the registration requirements of the Securities Act of 1933, and (ii) any other person or persons holding shares of Series A Preferred Stock or depositary shares evidencing fractional interests in shares of Series A Preferred Stock, any portion of the warrant and any shares of our common stock issued upon exercise of the warrant, to whom Treasury has transferred its registration rights under the terms of the securities purchase agreement between us and Treasury. Treasury is required to notify us in writing of any such transfer of its registration rights within ten days after the transfer, including the name and address of the transferee and the number and type of securities with respect to which the registration rights have been assigned. As of the date of this prospectus, Treasury has not notified us of any such transfer. Accordingly, we believe that Treasury currently holds record and beneficial ownership of 100% of the outstanding shares of the Series A Preferred Stock and the entire amount of the warrant (none of which has been exercised) covered by this prospectus.

        The securities to be offered under this prospectus for the account of the selling securityholders are:

  •
  52,625 shares of Series A Preferred Stock, representing 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus, or, in the event Treasury requests that we deposit the shares of Series A Preferred Stock with a depositary in accordance with the securities purchase agreement between us and Treasury, depositary shares evidencing fractional share interests in such shares of Series A Preferred Stock;

  •
  a ten-year warrant to purchase 175,105 shares of our common stock at an exercise price of $45.08 per share, subject to adjustment as described under "Description of Warrant"; and

  •
  the 175,105 shares of our common stock issuable upon exercise of the warrant (subject to adjustment as described under "Description of Warrant"), which shares, if issued, would represent ownership of approximately 2.75% of the shares of our common stock outstanding as of March 13, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding).

        For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

        We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because, to our knowledge, no sale of any of the securities is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

        The only potential selling securityholder whose identity we are currently aware of is Treasury. Other than with respect to Treasury's acquisition of the Series A Preferred Stock and warrant from us, Treasury has not had a material relationship with us.

        Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

 PLAN OF DISTRIBUTION

        The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares:

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  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

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  in the over-the-counter market;

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  in transactions other than on these exchanges or systems or in the over-the-counter market;

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  through the writing of options, whether such options are listed on an options exchange or otherwise;

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  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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  an exchange distribution in accordance with the rules of the applicable exchange;

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  privately negotiated transactions;

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  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  •
  broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

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  any other method permitted pursuant to applicable law.

        The selling securityholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent will be in amounts to be negotiated, which are not expected to be in excess of those customary in the types of transactions involved.

        In connection with sales of securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling securityholders may also sell securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, the selling securityholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge securities to broker-dealers that in turn may sell such shares. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling securityholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the identification of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) any other facts material to the transaction.

        The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

        Under the securities laws of some states, the securities covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

        If a selling securityholder uses this prospectus for any sale of securities, it will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended. The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to such securities. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

        Pursuant to the securities purchase agreement between us and Treasury, we will pay substantially all expenses of the registration of the securities covered by this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the securities purchase agreement between us and Treasury, or the selling securityholders will be entitled to contribution. We have agreed under the securities purchase agreement between us and Treasury to cause such of our directors and senior executive officers to execute customary lock-up agreements in such form and for such time period up to 90 days as may be requested by a managing underwriter with respect to an underwritten offering of securities covered by this prospectus.

        We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless we are requested to do so by Treasury. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

LEGAL MATTERS

        The validity of the securities offered by this prospectus has been passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C.

EXPERTS

        The consolidated financial statements of WSFS Financial Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 and 2006 consolidated financial statements refers to the Company's adoption of FASB Statement No. 123(revised), Share Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, effective January 1, 2006, and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109, effective January 1, 2007.

52,625 Shares of Fixed Rate Cumulative Perpetual
Preferred Stock, Series A

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Sandler O'Neill + Partners, L.P.

Co-Managers

Drexel Hamilton	SL Hare Capital	TBC Securities

March     , 2012